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As filed with the Securities and Exchange Commission on February 16, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Walter Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-3429953 (I.R.S. Employer Identification No.)

4211 W. Boy Scout Boulevard
Tampa, Florida 33607-5724
(813) 871-4811
(Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

Victor P. Patrick, Esq.
Senior Vice President, General Counsel and Secretary
Walter Industries, Inc.
4211 W. Boy Scout Boulevard
Tampa, Florida 33607-5724
(813) 871-4811
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Vincent Pagano, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
(212) 455-2000

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

        If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, par value $.01 per share	(1)	(1)	(1)	(1)

(1)
Since an unspecified amount of securities registered hereby will be offered pursuant to an automatic shelf registration statement, the issuer has elected to rely on Rule 456(b) and Rule 457(r) of the Securities Act of 1933, as amended, to defer payment of the registration fee.

PROSPECTUS

Walter Industries, Inc.

Common Stock

        We may offer and sell shares of our common stock, par value $.01 per share, from time to time in amounts, at prices and on terms that will be determined at the time of any such offering. Each time our common stock is offered, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering. The prospectus supplements may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the method and terms of the offering.

        You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our common stock.

        Our common stock is listed on the New York Stock Exchange under the symbol "WLT."

        Investing in our common stock involves risks. You should consider the risk factors described in this prospectus, any accompanying prospectus supplement and in the documents we incorporate by reference. See "Risk Factors" beginning on page 4.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

February 16, 2006

TABLE OF CONTENTS

About This Prospectus	i
Forward-Looking Statements	ii
Where You Can Find Additional Information	iii
Incorporation of Certain Documents By Reference	iii
Our Company	1
Risk Factors	4
Use of Proceeds	23
Description of Capital Stock	24
Description of Indebtedness	28
Certain United States Federal Income And Estate Tax Consequences To Non-U.S. Holders	40
Plan of Distribution	43
Validity of the Shares	44
Experts	44

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf registration process, we may, from time to time, offer and/or sell our common stock in one or more offerings or resales. Each time our common stock is offered, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any accompanying prospectus supplement together with the additional information described under the heading "Incorporation of Certain Documents by Reference."

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The prospectus may be used only for the purposes for which it has been published and no person has been authorized to give any information not contained in this prospectus. If you receive any other information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted.

i

FORWARD-LOOKING STATEMENTS

        The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This prospectus, any prospectus supplement and the documents incorporated by reference into this prospectus, as well as other written or oral statements made by us or on our behalf, may include forward-looking statements reflecting our current views at the time these statements were made with respect to future events and financial performance. These forward-looking statements are uncertain and can be identified by their use of words such as "anticipates," "expects," "is confident," "plans," "could," "will," "believes," "estimates," "forecasts," "projects" and other words of similar meaning.

        All forward-looking statements address matters involving numerous assumptions, known and unknown risks and uncertainties, which may cause actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by us in those statements. Accordingly, we caution you not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made.

        Factors that could cause actual results to differ materially from those expressed or implied by our forward-looking statements include, but are not limited to, the following:

  •
  changes in customers' demand for the Company's products;

  •
  changes in raw material, labor, equipment and transportation costs and availability;

  •
  geologic and weather conditions and natural disasters, such as hurricanes, tornadoes, earthquakes, floods and fires;

  •
  changes in coal production extraction costs and pricing in the Company's mining operations;

  •
  changes in customer orders;

  •
  pricing actions by the Company's competitors;

  •
  changes in law;

  •
  the collection of approximately $14 million of receivables associated with a working capital adjustment arising from the sale of a subsidiary in 2003;

  •
  potential changes in the mortgage-backed capital market; and

  •
  general changes in economic conditions.

        Those risks also include the timing of and ability to execute on the initial public offering and spin-off of the Company's Water Products business and any other strategic action that may be pursued.

        This list should not be considered an exhaustive statement of all potential risks and uncertainties and should be read in conjunction with the cautionary statements that appear under the headings "Risk Factors" in this prospectus and any accompanying prospectus supplement, "Quantitative and Qualitative Disclosures about Market Risk" contained in our annual report on Form 10-K and "Management's Discussion and Analysis of Results of Operations, Financial Condition, Liquidity and Capital Resources and Quantitative and Qualitative Disclosures about Market Risk—Market Risk" contained in our quarterly report on Form 10-Q for the quarter ended September 30, 2005 and in Notes 17 and 18 to our consolidated condensed financial statements contained in our annual report on Form 10-K for the year ended December 31, 2004 and in Note 14 to our consolidated condensed financial statements contained in our quarterly report on Form 10-Q for the quarter ended September 30, 2005 each incorporated by reference into this prospectus, as well as other cautionary statements that are included in or incorporated by reference into this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise after the date of this prospectus or to reflect the occurrence of unanticipated events.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). Our file number for reports filed under the Securities Exchange Act of 1934, as amended, or Exchange Act, is 001-13711. You may read and copy any document we file at the SEC's public reference room at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov. Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol "WLT" and all reports, proxy statements and other information filed by us with the NYSE may be inspected at the NYSE's offices at 20 Broad Street, New York, New York 10005.

        We have filed with the SEC a registration statement on Form S-3 related to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of the company, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC's public reference room at 100 F. Street, N.E., Washington, D.C. 20549, as well as through the SEC's Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We "incorporate by reference" in this prospectus certain information that we file with the SEC, which means that we can disclose important information to you by referring you to another document that we have filed with the SEC. The information incorporated by reference is an important part of this prospectus. Any statement that is contained in this prospectus or a document incorporated by reference in this prospectus shall be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus, any accompanying prospectus supplement or in any other subsequently filed document that is also incorporated by reference in this prospectus modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be considered, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below and any documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the end of the offering made under this prospectus:

  •
  Our annual report on Form 10-K for the fiscal year ended December 31, 2004;

  •
  Our quarterly reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005; and

  •
  Our current reports on Form 8-K filed on January 4, February 8, February 23 (only with respect to information filed pursuant to Item 5.02 of Form 8-K), February 24, March 3, March 22, April 1, April 20, May 4, May 27 (only with respect to information filed pursuant to Item 5.02 of Form 8-K), June 22, August 26, September 12, September 21, October 5, October 11, October 21 (only with respect to information filed pursuant to Item 5.03 of Form 8-K), November 2, November 8, and December 19, 2005 and January 3 and January 27, 2006.

        You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference. Nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the SEC. You may obtain documents incorporated by reference into this prospectus at no cost upon written or oral request at the following address or telephone number:

Investor Relations Department
Walter Industries, Inc.
4211 W. Boy Scout Boulevard
Tampa, Florida 33607
Tel: (813) 871-4404

OUR COMPANY

        As used in this prospectus, unless stated otherwise or the context requires otherwise, (1) "Walter Industries," 'we," "our," "us" and the "Company" refer to Walter Industries, Inc. and its subsidiaries; (2) "Mueller" refers to Mueller Water Products, Inc. and its subsidiaries, including U.S. Pipe; (3) "Predecessor Mueller" refers to Mueller prior to the Acquisition (as defined below); and (4) "U.S. Pipe" refers to United States Pipe and Foundry Company, LLC, a wholly-owned subsidiary of Mueller. On October 3, 2005, Walter Industries, through a wholly-owned subsidiary, acquired all outstanding shares of capital stock of Predecessor Mueller and contributed U.S. Pipe (which Walter Industries owned since 1969) to Predecessor Mueller through a series of transactions (the "Acquisition"). Unless we specifically state otherwise, references to "pro forma" give effect to the Acquisition and related transactions, including borrowings under the 2005 Credit Agreement and the 2005 Mueller Credit Agreement (as such terms are defined in this prospectus) and the use of proceeds therefrom to repay old credit facilities and to redeem second priority senior secured floating rate notes of Predecessor Mueller.

        We are a diversified company that operates in seven operating segments: Natural Resources, Homebuilding, Financing, Mueller, Anvil, U.S. Pipe and Other. Through these operating segments, we offer a diversified line of products and services, including coal, methane gas, furnace and foundry coke, slag fiber, home construction, mortgage financing and water infrastructure and flow control products.

        Our businesses may be grouped in three broad categories:

  •
  Natural Resources.    Our Natural Resources Segment consists of Jim Walter Resources, Inc. ("JWR") and produces approximately 7.0 million tons of high quality hard coking coal annually. JWR owns 50% of Black Warrior Methane Corp., which extracts coal bed methane gas; JWR's portion of the production is approximately 7.0 billion cubic feet of natural gas per year. Sloss Industries Corporation ("Sloss"), in our Other Segment, primarily manufactures furnace and foundry coke.

  •
  Homebuilding and Financing.    Our Homebuilding Segment consists of our subsidiary Jim Walter Homes, Inc. ("JWH"), which is a leading on-your-lot homebuilder and, based on the most recent data from Builder Magazine, is the 24th largest homebuilder based on home unit sales. JWH has a particularly strong presence in the southeastern United States. We provide mortgage financing for approximately 87% of the homes we build, and our Financing Segment, which consists primarily of Mid-State Homes, Inc., services a $1.7 billion portfolio of non-conforming loans.

  •
  Water Products.    Through our Mueller, Anvil and U.S. Pipe Segments, we are a leading manufacturer of a broad range of water infrastructure and flow control products for use in water distribution networks, water and wastewater treatment facilities, gas distribution systems and fire protection piping systems. On October 3, 2005, Walter Industries, through a wholly-owned subsidiary, acquired all outstanding shares of capital stock of Predecessor Mueller and contributed U.S. Pipe (which Walter Industries owned since 1969) to Predecessor Mueller through a series of transactions (the "Acquisition"). We have announced plans to conduct, and have filed with the Securities and Exchange Commission a registration statement relating to, an initial public offering ("IPO") of a portion of the common stock of Mueller, our subsidiary through which we conduct our Water Products business. The Mueller registration statement has not yet been declared effective. If the IPO is completed, we intend to follow it with a spin-off of our remaining holdings of common stock of Mueller to our shareholders, the timing of which has not yet been finally determined. The consummation of the IPO and subsequent spin-off are subject to a number of factors, including market conditions, and there is no assurance that either of these transactions will be completed. As of September 30, 2005, the pro forma combined total assets and total liabilities of our Water Products business would have been $2,926.6 million and $2,151.2 million, respectively. For the twelve-month period ended September 30, 2005, the pro forma combined net sales and net income of our Water Products business would have been $1,704.7 million and $31.7 million, respectively.

        Our Natural Resources Segment consists of our Mining Division and our De-Gas Division. Our Mining Division, headquartered in Brookwood, Alabama, has approximately 7.0 million tons of annual rated coal production capacity from its three mines located in west central Alabama between the cities of Birmingham and Tuscaloosa. We currently expect to close one of our mines in 2006 as it nears the end of its productive reserve life. The Mining Division extracts coal primarily from Alabama's Blue Creek and Mary Lee seams, which contain high-quality bituminous coal. Blue Creek coal offers high coking strength with low coking pressure, low sulfur and low-to-medium ash content with high BTU values, and can be sold either as metallurgical coal, used to produce coke, which is in turn used by steel manufacturers, or as compliance steam coal, used by electric utilities because it meets current environmental compliance specifications. Our De-Gas Division, also headquartered in Brookwood, Alabama, extracts and sells methane gas from the coal seams owned or leased by JWR, primarily through Black Warrior Methane Corp., a corporation owned equally by JWR and El Paso Production Co., a subsidiary of El Paso Corp.

        Our Other Segment includes Sloss, the land groups and corporate expenses. Sloss manufactures and distributes furnace coke to the domestic steel industry and foundry coke primarily to ductile iron manufacturers, and also manufactures specialty chemicals and slag fiber. Sloss currently provides all of U.S. Pipe's foundry coke requirements. Our land group is actively engaged in maximizing the value of our vacant land, primarily through outright property sales and realizing royalty income on timber, coal and other minerals.

        Our largest business within the Homebuilding Segment is JWH, which is headquartered in Tampa, Florida. This business markets and supervises the construction of detached, single-family homes, primarily in the southern United States where the weather generally permits year-round construction. JWH also provides instalment note mortgage financing on the homes that it constructs. JWH historically has concentrated on the low- to moderately-priced segment of the housing market. Approximately 353,000 homes have been completed by JWH since its inception in 1946.

        JWH builds its conventionally-built homes "on site" after the customer has entered into a building contract. The customers generally own their own properties and therefore JWH does not sell land and does not hold any land as inventory. Each conventionally-built home is built of wood on concrete foundations or wood pilings and is completely finished on the outside. Conventionally-built homes are constructed to varying degrees of interior completion, depending on the buyer's election to purchase optional interior components. Optional interior components include plumbing and electrical materials, heating and air conditioning, wallboard, interior doors, interior trim, painting and floor finishing. JWH's product line also includes "shell" homes, which are completely finished on the outside, with the inside containing only rough floors, ceiling joists, partition studding and closet framing. The majority of JWH's customers select all interior options, thereby purchasing a home considered to be "90% complete," which generally excludes only landscaping and utility connections. Other units are sold at varying stages of interior finishing.

        We have two primary businesses within the Financing Segment: Mid-State Homes, Inc. ("Mid-State") and Walter Mortgage Company ("WMC"). Mid-State purchases and services instalment notes originated by JWH, and WMC offers mortgage loans to homebuyers, both of which are secured by first mortgages and liens on the homes and land. Mid-State and WMC fund the purchases of these mortgage assets using various business trusts (the "Trusts") organized by it for that purpose. The Trusts initially acquire the mortgage assets by using borrowings under our variable funding loan facilities and ultimately by using the proceeds from offerings of mortgage-backed notes, which are secured by the mortgage assets and are non-recourse to Walter Industries and its subsidiaries. Mid-State owns, directly or indirectly, all of the beneficial interests in the Trusts. WMC provides homebuyers with the option of financing land along with their home purchase, including a traditional cash down payment in lieu of land equity. Existing Mid-State customers have the option of refinancing their mortgage with WMC, and WMC also purchases third-party originated loans.

        For the last two years, our Homebuilding Segment has reported significant losses, and we recently announced that our results for the fourth quarter of 2005 will reflect a non-cash goodwill impairment charge of $62.7 million, net of tax. The goodwill impairment charge will eliminate all of the Homebuilding Segment's goodwill from our consolidated balance sheet.

        Our board of directors and management are focused on returning the Homebuilding business to profitability. Our board of directors has also announced that it is considering various strategic alternatives for the Homebuilding and Financing businesses. We cannot predict whether we will pursue any such strategic actions or the timing of any strategic actions that may be pursued.

        Our Mueller Segment produces fire hydrants, gate valves, butterfly, ball and plug valves and brass water products under the Mueller®, Pratt® and James Jones™ brand names. Our U.S. Pipe Segment produces ductile iron pressure pipe and restraint joints. These two segments serve the water and wastewater infrastructure market. Our Anvil Segment produces pipe fittings and couplings, grooved products and pipe hangers for use in the fire protection market. These three segments constitute our Water Products business.

        Our strategic focus is:

  (1)
  to ensure a successful IPO and spin-off of our Water Products business;

  (2)
  to maximize integration opportunities in our Water Products business;

  (3)
  to expand coal production capacity at JWR; and

  (4)
  to restore our Homebuilding business to profitability.

        We are incorporated in the State of Delaware, and the address of our principal offices is 4211 W. Boy Scout Boulevard, Tampa, Florida 33607. Our telephone number is (813) 871-4811.

RISK FACTORS

        Before purchasing our common stock you should carefully consider the following risk factors, the other information contained in this prospectus and the accompanying prospectus supplement and the information incorporated by reference herein in order to evaluate an investment in our common stock.

Risk Related to the Business

The industries in which we operate are significantly affected by changes in general and local economic conditions and other factors beyond our control, which could depress demand for our products.

        Certain of the industries in which we operate are cyclical and have experienced significant difficulties in the past. Our financial performance depends, in large part, on varying conditions in the markets we serve, which fluctuate in response to various factors beyond our control.

        Demand in the homebuilding and financing businesses are affected by changes in general and local economic conditions, such as interest rates, housing costs, migration patterns, employment levels, job growth and consumer confidence. An oversupply of alternatives to new homes, such as rental properties and used homes, could depress prices and reduce margins for the sale of new homes. Higher interest rates generally increase the cost of mortgage loans to customers and therefore reduce demand for new homes and mortgage loans. Almost all purchasers of our homes require mortgage financing for a substantial portion of the purchase price. In times of low interest rates and increased availability of mortgage funds, the volume of home sales by JWH may be expected to decrease as additional competition is able to enter the market. Recently, interest rates have been increasing from historically low levels. Lastly, weather conditions and natural disasters, such as the recent hurricanes in Florida and other portions of the southeastern United States, tornadoes, floods and fires, can harm the local homebuilding business. This risk is exacerbated by our concentration in a limited number of states.

        Our Water Products business is primarily dependent upon spending on water and wastewater infrastructure upgrades, repairs and replacement, new water and wastewater infrastructure spending (which is dependent upon residential construction) and spending on non-residential construction. We are also subject to general economic conditions, the need for construction projects, interest rates and government incentives provided for public work projects. In addition, a significant percentage of our flow control products are ultimately used by municipalities or other governmental agencies in public water transmission and collection systems. As a result, our sales could be impacted adversely by declines in the number of projects planned by public water agencies, government spending cuts, general budgetary constraints, difficulty in obtaining necessary permits or the inability of government entities to issue debt. It is not unusual for water projects to be delayed and rescheduled for a number of reasons, including changes in project priorities and difficulties in complying with environmental and other government regulations. Spending growth in the infrastructure upgrades, repairs and replacement sector has slowed in recent years as state and local governments' budgets were negatively impacted by the downturn in the economy. We cannot assure you that economic conditions will continue to improve or that if they do, that state and local governments will address deferred infrastructure needs. Although the residential building market has experienced growth in recent years, we cannot assure you that this growth will continue in the future. The residential and non-residential building markets are cyclical, and, historically, down cycles have typically lasted approximately four to six years. Any significant decline in the residential or non-residential building markets or governmental spending on infrastructure could have a material adverse effect on our financial condition and results of operation.

        The prices at which JWR sells coal and natural gas are largely dependent on prevailing market prices for those products. We have experienced significant price fluctuations in our coal and natural gas businesses, and we expect that such fluctuations will continue. Demand for and, therefore, the price of, coal and natural gas are driven by a variety of factors such as availability, price, location and quality of competing sources of coal or natural gas, availability of alternative fuels or energy sources, government regulation and economic conditions. In addition, reductions in the demand for metallurgical coal are caused by reduced steel production by our customers, increases in the use of substitutes for steel (such as aluminum, composites or plastics) and the use of steel-making technologies that use less or no metallurgical coal. Demand for steam coal is primarily driven by the consumption patterns of the domestic electrical generation industry, which, in turn, is influenced by demand for electricity and technological developments. Demand for natural gas is also affected by storage levels of natural gas in North America and consumption patterns, which can be affected by weather conditions. We estimate that a 10% decrease in the price in natural gas in 2005 would have resulted in a reduction in pre-tax income of approximately $3.1 million in that year. Occasionally we utilize derivative commodity instruments to manage fluctuations in natural gas prices. We currently have three open contracts to hedge anticipated sales of JWR's natural gas. The contracts are for total volume of 3.6 million MMbtu's, which represents approximately 60% of our anticipated 2006 production.

Shortages or price fluctuations in raw materials and labor could delay, or increase the cost of, construction or production and adversely affect our results of operations.

        Most of the industries in which we operate require significant amounts of raw materials and labor and, therefore, shortages or increased costs of raw materials and labor could adversely affect our business or results of operations.

        Our homebuilding operations rely on the availability of lumber, drywall, cement and other building materials. The availability and market prices of these materials are influenced by various factors that are beyond our control. Shortages of, and price increases for, such materials have occurred in the past and may occur in the future. For example, we have experienced increases in the cost of a variety of materials since the third quarter of 2005 as a result of the impact of the Gulf Coast hurricanes on supplies of and demand for these materials. Further, if we are unable to secure a proper level of skilled labor for our homebuilding operations, we may be unable to build as many houses or build them as cost effectively, and our levels of revenue and net income may be reduced.

        Our Water Products business is subject to the risk of price increases and fluctuations and periodic delays in the delivery of raw materials and purchased components that are beyond our control. Our Water Products operations require substantial amounts of raw materials or purchased components, such as steel pipe and scrap steel and iron, brass ingot, sand, resin, and natural gas. Management estimates that scrap metal and ferrous alloys used in the U.S. Pipe manufacturing process account for up to 40% of the U.S. Pipe cost to manufacture ductile iron pipe and raw materials, and purchased components used in our manufacturing processes currently account for approximately 18% of the Mueller and Anvil cost of goods sold. Fluctuations in the price and delivery of these materials may be driven by the supply/demand relationship for a material, factors particular to that material or governmental regulation for raw materials such as natural gas. In addition, if any of our suppliers seeks bankruptcy relief or otherwise cannot continue its business as anticipated or we cannot renew our supply contracts on favorable terms, the availability or price of raw materials could be adversely affected.

        The availability and price of certain raw materials or purchased components, such as steel scrap, brass ingot and natural gas are subject to market forces largely beyond our control, including North American and international demand freight costs, speculation and foreign exchange rates. We generally purchase raw materials at spot prices and generally do not have the ability to hedge our exposure to price changes. We are not always able, and may not be able in the future, to pass on increases in the price of these raw materials to our customers. In particular, when raw material prices increase rapidly or to significantly higher than normal levels, we may not be able to pass price increases through to our customers on a timely basis, if at all, which could adversely affect our operating margins and cash flow. Any fluctuations in the price or availability of raw materials or purchased components may have a material adverse effect on our business, results of operations or financial condition.

We face significant competition in many of the industries in which we operate.

        The homebuilding industry is highly competitive and fragmented. We compete in each of our markets with numerous national, regional and local builders. Some of these builders have greater financial resources, more experience, more established market positions and lower costs of capital, labor and material than us. We compete for customers, raw materials and skilled subcontractors. We also compete with resales of existing homes and available rental housing. Our financing operations are subject to competition from third-party providers, many of which are substantially larger, may have a lower cost of funds or overhead than we do and may focus exclusively on providing such services.

        The domestic and international markets for flow control products are competitive. While there are only a few competitors for most of our product offerings, many of them are well-established companies with strong brand recognition. In particular, our malleable iron and cast iron pipe fitting products face competition from less expensive imports and our pipe nipple and hanger products and our pipe fittings and couplings products compete on the basis of price and are sold in fragmented markets with low barriers to entry, allowing less expensive domestic and foreign producers to gain market share and reduce our margins. Also, competition for ductile iron pressure pipe sold by our U.S. Pipe segment comes not only from ductile pipe produced by a concentrated number of domestic manufacturers, but also from pipe composed of other materials, such as polyvinylchloride (PVC), high density polyethylene (HDPE), concrete, fiberglass, reinforced plastic and steel.

        In addition to domestic competition, our Water Products business faces intense foreign competition. The intensity of foreign competition is affected significantly by fluctuations in the value of the U.S. dollar against foreign currencies and by the level of import duties imposed by the U.S. Department of Commerce on certain products. Foreign competition is likely to further increase and certain Water Products prices will continue to face downward pressure as our domestic competitors shift their operations or outsource manufacturing requirements overseas or source supplies from foreign vendors in an effort to reduce expenses. In 2003, the U.S. Department of Commerce imposed anti-dumping duties on imported malleable and non-malleable iron fittings from China. We cannot assure you that these government agencies will continue the current duties on imported malleable and non-malleable iron fittings. If the duties for respondent companies, which range from 7.4% to 14.3% (111.4% for other producers/exporters) for malleable iron fittings and 6.3% to 7.1% (75.5% for other producers/exporters) for non-malleable iron fittings, are reduced or completely eliminated, we may be forced to reduce the prices of some of our products. An increase in foreign competition, a decrease in these duties or a strengthening in the U.S. dollar could have a material adverse effect on our financial condition and results of operations.

        Our coal business faces competition from foreign producers that sell their coal in the United States and in the export market and, therefore, fluctuations in exchange rates will affect the demand for coal we produce. If our competitors' currencies decline against the U.S. dollar or against our customers' currencies, those competitors may be able to offer lower prices to our customers. Furthermore, if the currencies of our overseas customers were to significantly decline in value in comparison to the U.S. dollar, those customers may seek decreased prices for the coal we sell to them. Both of these factors could reduce our profitability or result in lower coal sales.

Our revenues are seasonal due to weather conditions and the level of construction activity at different times of the year; we may not be able to generate revenues that are sufficient to cover our expenses during certain periods of the year.

        The homebuilding industry and the ductile iron pipe industry are moderately seasonal, with lower production capacity and lower sales in the winter months. This seasonality in demand has resulted in fluctuations in our revenues and operating results. Because much of our overhead and expenses are fixed payments, seasonal trends can cause reductions in our overall profit margin and financial condition, especially during our slower periods.

We are exposed to increased risks of delinquencies, defaults and losses on mortgages and loans associated with our strategy of providing credit or loans to lower credit grade borrowers.

        We specialize in originating, securitizing and servicing mortgage notes and loans (which we refer to as "mortgage assets") to credit-impaired borrowers who are generally unable to qualify for loans from conventional mortgage sources due to loan size, credit characteristics or documentation standards. We are subject to various risks associated with the lower credit homeowners to whom we lend funds, including, but not limited to, the risk that these borrowers will not pay interest and principal when due, and that the value received from the sale of the borrower's home in a repossession will not be sufficient to repay the borrower's obligation to us. Delinquencies and defaults typically cause reductions in our interest income and our net income. If delinquency rates and losses are greater than we expect:

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  the fair market value of the mortgage assets pledged as collateral for warehouse borrowings, and the value of our ownership interest in the securitizations, may decline;

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  we may be unable to obtain financing or continue to securitize loans on attractive terms, or at all; or

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  the reserves that we establish for such losses may be insufficient, which could depress our business, financial condition, liquidity and net income.

        During economic slowdowns or recessions, mortgage and loan delinquencies and defaults generally increase. In addition, significant declines in market values of residences securing mortgages and loans reduce homeowners' equity in their homes. The limited borrowing power of our customers increases the likelihood of delinquencies, defaults and credit losses on foreclosure. Many of our borrowers have limited access to consumer financing for a variety of reasons, including a relatively high level of debt service, lower credit scores, higher loan-to-value ratios of the mortgage assets, past credit write-offs, outstanding judgments or prior bankruptcies. As a result, the actual rate of delinquencies, repossessions and credit losses on our loans are often higher under adverse economic conditions than those experienced in the mortgage loan industry in general.

        In addition, the rate of delinquencies may be higher after natural disasters or adverse weather conditions. For example, during the third quarter of 2005, Hurricane Katrina impacted several states where our Mid-State portfolio had high concentrations of customers. As a result, our delinquency rate in those states increased substantially and we incurred a special $1.3 million provision for estimated losses on instalment notes that was anticipated as a result of Hurricane Katrina.

        After a default by a borrower, we evaluate the cost effectiveness of repossessing the property. Such default may cause us to charge our allowances for credit losses on our loan portfolio. Any material decline in real estate values increases the loan-to-value ratios of our loans and the loans backing our mortgage related securities. This weakens collateral values and the amount, if any, obtained upon repossessions. If we must take losses on a mortgage or loan backing our mortgage related securities or loans that exceed our allowances, our financial condition, net income and cash flows could suffer.

We depend on short-term borrowings to fund our mortgage origination business which exposes us to liquidity risks.

        We depend on short-term borrowings to warehouse instalment notes and mortgages that are originated by our homebuilding subsidiaries and purchased by Mid-State and originated and purchased by WMC. Therefore, we rely on our ability to renew or replace our maturing short-term borrowings on a continuous basis. We currently have two committed warehouse facilities of $200.0 million, each provided by three lenders. If our lenders do not allow us to renew our borrowings or we cannot replace maturing borrowings on favorable terms or at all, we might have to sell our mortgage-related assets under adverse market conditions, or we might not be able to continue to originate mortgage assets, which would significantly harm our net income and may result in material losses.

        We pay interest on our borrowings under our variable funding loan facilities at a floating rate based on short-term rates, and, therefore, increases in short-term interest rates will increase the cost of our facilities. In addition, if the regulatory capital requirements imposed on our lenders change, it may significantly increase the cost of the variable funding loan facilities. Increases in the cost of our facilities may prevent us from continuing to originate instalment notes and mortgages.

        The amount of financing we receive under our variable funding loan facilities is directly related to the lenders' valuation of the mortgage assets that secure the outstanding borrowings. Our lenders have the ability to re-evaluate the market value of the mortgage assets that secure our outstanding borrowings under certain circumstances. In the event the lenders determine that the value of the mortgage assets has decreased, they have the right to initiate a margin call. A margin call would require us to transfer additional instalment notes and mortgages to the lenders (without any advance of funds from the lenders for such transfer of mortgages) or to repay a portion of the outstanding borrowings. Any such margin call could cause our mortgage origination business, net income and liquidity to decline significantly.

Our strategy of securitizing our mortgage assets makes us dependent on the capital markets for liquidity and cash flow and exposes us to substantial risks.

        We rely on our securitizations to generate cash for repayment of borrowings under our variable funding loan facilities, origination of new mortgage loans and general working capital purposes. We may not succeed in securitizing mortgages that we currently have outstanding under, and pledged to, our warehouse credit facilities or that we originate in the future. Our inability to continue to successfully securitize our mortgage assets on favorable terms would significantly impair our mortgage origination business and reduce our profitability.

        Our ability to complete securitizations of our mortgage assets at favorable prices or at all will depend on a number of factors, including:

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  the historical performance of the portfolio of mortgage assets we originate;

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  the ratings of our securities;

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  the availability of credit enhancement on acceptable economic terms or at all;

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  conditions in the capital markets generally and conditions in the asset-backed securities market specifically; and

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  general economic conditions.

        Significant increases in interest rates may reduce our ability to securitize our mortgage assets and could negatively impact our profitability and cash flow. The interest rates that we receive on our mortgage assets are fixed between 12 and 18 months before we complete a securitization. If interest rates increase significantly during this time, the net interest margin we realize would be impaired and reduce profitability and cash flow. In addition, we may be required to pledge additional collateral to meet over-collateralization requirements, which could decrease the value of our ownership interests and have a negative impact on our cash flow.

Our mortgage-backed and asset-backed securitizations require over-collateralization and credit enhancement, which may decrease our cash flow and net income.

        Our securitizations typically have over-collateralization requirements that may decrease the value of our ownership interests in our securitizations and have a negative impact on our cash flow. Generally, if the mortgage assets of a securitization trust perform poorly, the over-collateralization feature of the securitization directs excess cash flow from the securitized pool of mortgage assets to the senior securities of the trust. During any period in which this happens we may not receive any cash distributions from such mortgage assets. In addition, the pool of mortgage assets of a securitization must meet certain performance tests based on delinquency levels, losses and other criteria in order for us to receive excess cash flow. If these performance tests, or significant terms regarding the calculation of such tests, are not satisfied, we would not be permitted to receive excess cash flow from the securitizations. Material variations in the rate or timing of our receipt of cash distributions from these mortgage assets may adversely affect our mortgage origination business and net income and may affect our overall financial condition.

        Furthermore, all of our completed securitizations have used credit enhancement to improve the prices at which we issued our mortgage-backed and asset-backed notes. We currently expect that the credit enhancement for the senior tranches we issue in the future will be primarily in the form of subordination of certain tranches, financial guaranty insurance policies for the assets or both. The market for any subordinate securities we issue could become temporarily illiquid or trade at steep discounts, thereby reducing the proceeds we receive from a securitization of mortgage assets. If we use financial guaranty insurance policies and the cost of these insurance policies increases, our net interest income will be reduced. Such credit enhancement features may not be available at costs that would allow us to achieve profitable levels of net interest income from the securitizations of our mortgage assets.

We may be subject to product liability or warranty claims that could require us to make significant payments.

        We would be exposed to product liability claims in the event that the use of our products results, or is alleged to result, in bodily injury and/or property damage. We cannot assure you that we will not experience any material product liability or warranty losses in the future or that we will not incur significant costs to defend such claims. While we currently have product liability insurance, we cannot assure you that our product liability insurance coverage will be adequate for any liabilities that may ultimately be incurred or that it will continue to be available on terms acceptable to us. A successful claim brought against us in excess of our available insurance coverage or a requirement to participate in a product recall may have a materially adverse effect on our business.

        Under the terms of the purchase agreement (the "Tyco Purchase Agreement") relating to the August 1999 sale by Tyco International Ltd. ("Tyco") of Predecessor Mueller's business to its prior owners, we are indemnified by Tyco for all liabilities arising in connection with Predecessor Mueller's business with respect to products manufactured or sold prior to the closing of that transaction. The indemnity survives forever and is not subject to any dollar limits. In the past, Tyco has made substantial payments and/or assumed defense of claims pursuant to this indemnification provision. However, we may be responsible for these liabilities in the event that Tyco ever becomes financially unable or fails to comply with, the terms of the indemnity. In addition, Tyco's indemnity does not cover product liabilities to the extent caused by our products manufactured after that transaction. On January 14, 2006, Tyco's board of directors announced that it approved a plan to separate Tyco into three separate, publicly traded companies. At this time, we do not know which of the new entities will assume the indemnity provided under the terms of the Tyco Purchase Agreement if this plan is implemented. Should Tyco or the entity or entities that assume Tyco's obligations under the Tyco Purchase Agreement ever become financially unable or fail to comply with the terms of the indemnity, we may be responsible for such obligations or liabilities.

        We warrant our homebuilding and pipe products to be free of certain defects. As a homebuilder, we are subject in the ordinary course of our business to product liability and home warranty claims. We warrant our flow control products to be free of certain defects. Because of the long useful life of our products, it is possible that latent defects might not appear for several years. Any losses that result or are alleged to result from defects in our products, could subject us to claims for damages, including consequential damages. In addition, we could elect to replace our defective products and/or compensate our customers for damages caused by our defective products even in the absence of a formal claim for damages. The insurance that we maintain may not be available on terms acceptable to us in the future and such coverage may not be adequate for liabilities actually incurred. Any claims or expenses relating to defective products that result in liability exceeding our insurance coverage could raise costs and expenses or require us to accrue expenses or record accounting charges and reduce our net income. Further, claims of defects could result in adverse publicity against us, which could lower our sales and harm our business.

We may be adversely affected by environmental, health and safety laws and regulations or liabilities.

        We are subject to a wide variety of laws and regulations concerning the protection of the environment and human health and safety, both with respect to the construction and operation of many of our plants, mines and other facilities and with respect to remediating environmental conditions that may exist at our own and other properties. Certain of our facilities have been in operation for many years and, over time, we and predecessor operators of these facilities may have generated, used, handled and disposed of hazardous and other regulated wastes. Environmental liabilities could exist, including cleanup obligations at these or at other locations where materials from our operations were disposed of, which could result in future expenditures that cannot be currently quantified and which could reduce our profits. Failure to comply with any environmental, health or safety requirements could result in the assessment of damages, or imposition of penalties, suspension of production, a required upgrade or change to equipment or processes or a cessation of operations at one or more of our facilities. Because these laws are complex, constantly changing and may be applied retroactively, we cannot assure you that these requirements, in particular as they change in the future, will not have a material adverse effect on our business, profitability and results of operations. In addition, we will be required to incur costs to comply with the EPA's National Emissions Standards for Hazardous Air Pollutants ("NESHAP") for iron and steel foundries and for our foundries' painting operations. These costs may be substantial.

        We may be required to conduct investigations and perform remedial activities that could require us to incur material costs in the future. Our operations involve the use of hazardous substances and the disposal of hazardous wastes. We may incur costs to manage these substances and wastes and may be subject to claims for damage for personal injury, property damages or damage to natural resources. Under the terms of the Tyco Purchase Agreement, we are indemnified by Tyco for all environmental liabilities arising in connection with Predecessor Mueller's business and relating to actions occurring or conditions existing prior to the closing of that transaction. The indemnity survives forever and is not subject to any dollar limits. In the past, Tyco has made substantial payments and/or assumed defense of claims pursuant to this indemnification provision. In addition, Tyco's indemnity does not cover environmental liabilities to the extent caused by us or the operation of Predecessor Mueller's business after that transaction, nor does it cover environmental liabilities arising with respect to businesses, such as the U.S. Pipe operations, or sites, including U.S. Pipe facilities, acquired after August 1999. On January 14, 2006, Tyco's board of directors announced that it approved a plan to separate Tyco into three separate, publicly traded companies. At this time, we do not know which of the new entities will assume the indemnity provided under the terms of the Tyco Purchase Agreement if this plan is implemented. Should Tyco or the entity or entities that assume Tyco's obligations under the Tyco Purchase Agreement ever become financially unable or fail to comply with the terms of the indemnity, we may be responsible for such obligations or liabilities.

        Our U.S. Pipe segment has been identified as a potentially responsible party liable under federal environmental laws for a portion of the clean-up costs with regard to two sites, one in Alabama and one in California, and is currently subject to an administrative consent order requiring certain monitoring and clean-up with regard to its Burlington, New Jersey facility. Such clean-up costs could have a material adverse impact to our result of operations in any given reporting period.

Our homebuilding operations expose us to a variety of risks including liability for action of third parties.

        We are exposed to a variety of risks associated with construction activities, including shortages of raw materials or labor, cost overruns, unforeseen environmental or engineering problems and natural disasters, any of which could delay construction and result in a substantial increase in our expenses. In addition, we contract with unaffiliated subcontractors to construct our homes. Although the timing and quality of our construction depends on the availability, skill and cost of these subcontractors, we are responsible for the performance of the entire contract, including work assigned to these subcontractors. Any construction delays or cost increases could harm our operating results, the impact of which may be further affected by our inability to raise sales prices.

Economic conditions in Texas, North Carolina, Mississippi, Alabama and Florida have a material impact on our profitability because we conduct a significant portion of our business in these markets.

        We presently conduct a significant portion of our homebuilding and financing businesses in the Texas, North Carolina, Mississippi, Alabama and Florida markets. In the past, home prices and sales activities have declined from time to time and rates of loss and delinquency on mortgage assets have increased from time to time, driven primarily by weaker economic conditions in these markets. Furthermore, precarious economic and budget situations at the state government level may depress the market for our homes or hinder the ability of our customers to repay their obligations in areas in which we conduct the majority of our homebuilding or financing operations. Our concentration of homebuilding or mortgage assets in such markets may have a negative impact on our operating results.

Our failure to retain our current customers and renew our existing customer contracts could adversely affect our business.

        A significant portion of our sales of our water infrastructure and flow control products, coal and methane gas are to long-term customers. The success of these businesses depends on our ability to retain our current clients, renew our existing customer contracts when required and solicit new customers. Our ability to do so generally depends on a variety of factors, including the quality and price of our products, our ability to market these products effectively and the level of competition we face.

        A significant portion of our water products sales is to our ten largest distributors, including our three largest distributors: Hughes Supply, Ferguson Enterprises and National Waterworks. Our business relationships with most of our major distributor branches may be terminated at the option of either party upon zero to 60 days' notice. Our reliance on these major distributors exposes us to the risk of changes in the business condition of our major distributors and to the risk that the loss of a major distributor could adversely affect our results of operations.

        While our relationships with our ten largest distributors for our water products have been long-lasting, distributors in our industry have experienced significant consolidation in recent years, and we cannot assure you that our distributors will not be acquired by other distributors who buy products from our competitors. Our ability to retain these customers in the face of other competitors generally depends on a variety of factors, including the quality and price of our products and our ability to market these products effectively. We cannot assure you that, as consolidation among distributors continues, distributors will not be able to force us to lower our prices, which would have an adverse impact on our financial condition or results of operations. For example, Home Depot acquired National Waterworks in 2005 and announced in January 2006 that it intends to acquire Hughes Supply. As a result, two of our three largest distributors could be combined under common control. Moreover, the loss of any of National Waterworks, Hughes Supply or Ferguson Enterprises as a distributor could have a material adverse effect on our financial condition or results of operations.

If transportation for our ductile iron pipe products or coal becomes unavailable or uneconomic for our customers, our ability to sell ductile iron pipe products or coal could suffer.

        Transportation costs represent a significant portion of the total cost of ductile iron pipe and coal and, as a result, the cost of transportation is a critical factor in a customer's purchasing decision. Increases in our transportation costs could make our ductile iron pipe products or coal less competitive with the same or alternative products from competitors with lower transportation costs.

        We typically depend upon rail, barge and trucking systems to deliver our products to customers. While our customers typically arrange and pay for transportation from our factory or mine to the point of use, disruption of these transportation services because of weather-related problems, strikes, lock-outs or other events could temporarily impair our ability to supply our products to our customers, thereby resulting in lost sales and reduced profitability. All of our mines are served by only one rail carrier, which increases our vulnerability to these risks.

The government extensively regulates our mining operations, which imposes significant costs on us, and future regulations could increase those costs or limit our ability to produce coal.

        Federal, state and local authorities regulate the coal mining industry with respect to matters such as employee health and safety, permitting and licensing requirements, air quality standards, water pollution, plant and wildlife protection, reclamation and restoration of mining properties after mining is completed, the discharge of materials into the environment, surface subsidence from underground mining, and the effects that mining has on groundwater quality and availability. In addition, we are subject to significant legislation mandating specified benefits for retired coal miners. Numerous governmental permits and approvals are required for mining operations. We are required to prepare and present to federal, state or local authorities data pertaining to the effect or impact that any proposed exploration for or production of coal may have upon the environment. Compliance with these regulations may be costly and time-consuming and may delay commencement or continuation of exploration or production operations. The possibility exists that new legislation and/or regulations and orders may be adopted that may materially adversely affect our mining operations, our cost structure and/or our customers' ability to use coal. New legislation or administrative regulations (or judicial interpretations of existing laws and regulations), including proposals related to the protection of the environment that would further regulate and tax the coal industry, may also require us or our customers to change operations significantly or incur increased costs.

        In addition, the United States and over 160 other nations are signatories to the 1992 Framework Convention on Climate Change, which is intended to limit emissions of greenhouse gases, such as carbon dioxide. In December 1997, in Kyoto, Japan, the signatories to the convention established a binding set of emission targets for developed nations. Although the specific emission targets vary from country to country, the United States would be required to reduce emissions to 93% of 1990 levels over a five-year budget period from 2008 through 2012. Although the United States has not ratified the emission targets and no comprehensive regulations focusing on U.S. greenhouse gas emissions are in place, these restrictions, whether through ratification of the emission targets or other efforts to stabilize or reduce greenhouse gas emissions, could adversely impact the price of and demand for coal.

        Recent mining accidents involving fatalities in West Virginia and Kentucky have received national attention and prompted responses at the state and federal level that have resulted in increased scrutiny of current safety practices and procedures in the mining industry. For example, on January 26, 2006, West Virginia passed a new law imposing stringent new mine safety and accident reporting requirements and increased civil and criminal penalties for violations of mine safety laws. Other states have proposed or passed similar bills and resolutions addressing mine safety practices. On January 25, 2006, an Alabama circuit judge ordered the Alabama governor and legislature to take action to ensure the safety of Alabama's mine workers. In addition, several mine safety bills have been introduced in Congress that would mandate improvements in mine safety practices, increase or add civil and criminal penalties for non-compliance with such laws or regulations, and expand the scope of federal oversight, inspection and enforcement activities. On February 7, 2006, the federal Mine Safety and Health Administration ("MSHA") announced the promulgation of new emergency rules on mine safety. These rules address mine safety, equipment, training and emergency reporting requirements. Unlike most MSHA rules, these emergency rules will become effective immediately upon their publication in the Federal Register. Implementing new procedures in order to ensure we comply with these new laws and regulations could adversely affect our results of operation and financial condition.

Coal mining is subject to inherent risks and is dependent upon many factors and conditions beyond our control, which may cause our profitability and our financial position to decline.

        Coal mining is subject to inherent risks and is dependent upon a number of conditions beyond our control that can affect our costs and production schedules at particular mines. These risks and conditions include:

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  unexpected equipment or maintenance problems;

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  variations in geological conditions;

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  natural disasters;

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  underground mine floodings;

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  environmental hazards;

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  industrial accidents;

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  explosions caused by the ignition of coal dust or other explosive materials at our mines sites; and

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  fires caused by the spontaneous combustion of coal.

        These risks and conditions could result in damage to or the destruction of mineral properties or production facilities, personal injury or death, environmental damage, delays in mining, monetary losses and legal liability. For example, an explosion and fire occurred in Mine No. 5 in September 2001. The accident caused extensive damage to the mine and resulted in the deaths of thirteen employees. Insurance coverage may not be available or sufficient to fully cover claims which may arise from these risks and conditions. We have also experienced adverse geological conditions in our mines, such as variations in coal seam thickness, variations in the competency and make-up of the roof strata, fault-related discontinuities in the coal seam and the potential for ingress of excessive amounts of methane gas or water. Such adverse conditions may increase our cost of sales and reduce our profitability, and may cause us to decide to close a mine. Any of these risks or conditions could have a negative impact on our profitability, the cash available from our operations and our financial position.

Work stoppages or other labor disruptions at our operations or those of our key customers or service providers could weaken our profitability and financial condition.

        The majority of our employees within the Water Products and Natural Resources businesses are unionized and we have a risk of work stoppages as the result of strike or lockout. A significant majority of our Water Products business employees are represented by locals from approximately six different unions, including the Glass, Molders, Pottery, Plastics and Allied Workers International Union, which is our Water Products business's largest union. Our Water Products business's labor agreements will be negotiated as they expire at various times through March 2010. The majority of employees of JWR are members of United Mine Workers of America ("UMWA"). Normally, our negotiations with the UMWA follow the national contract negotiated with the UMWA by the Bituminous Coal Operators Association. The collective bargaining agreement expires December 31, 2006. At our Sloss Industries subsidiary, our contract with the United Steelworkers of America expires December 6, 2010. We experienced an economic strike at Sloss at the end of 2001 that lasted for eight months. Future work stoppages, labor union issues or labor disruptions at our key customers or service providers could impede our ability to produce and deliver our products, to receive critical equipment and supplies or to collect payment. This may increase our costs or impede our ability to operate one or more of our operations.

        In addition, the freight companies who deliver our water products to our distributors generally use unionized truck drivers, and we could also be adversely affected if our contractors face work stoppages or increased labor costs.

Our expenditures for postretirement benefit and pension obligations are significant and could be materially higher than we have predicted if our underlying assumptions prove to be incorrect.

        We provide a range of benefits to our employees and retired employees, including pensions and postretirement healthcare. We record annual amounts relating to these plans based on calculations specified by generally accepted accounting principles, which include various actuarial assumptions. As of December 31, 2005, we estimate that our pension plans' aggregate accumulated benefit obligation had a present value of approximately $520.6 million, and our fair value of plan assets was approximately $397.1 million. As of December 31, 2005, we estimate that our postretirement health care and life insurance plans' aggregate accumulated benefit obligation would have had a present value of approximately $313.0 million, and such benefits are not required to be funded. In respect of the funding obligations for our plans, we must make minimum cash contributions on a quarterly basis. Our estimated minimum funding obligation relating to these plans in 2006 is $19.6 million. We have estimated these obligations based on assumptions described under the heading "Critical Accounting Policies and Estimates—Employee Benefits" in "Management's Discussion and Analysis of Results of Operations and Financial Condition" and in the notes to our consolidated financial statements incorporated herein by reference. Assumed health care cost trend rates, discount rates, expected return on plan assets and salary increases have a significant effect on the amounts reported for the pension and health care plans. If our assumptions do not materialize as expected, cash expenditures and costs that we incur could be materially higher. Moreover, regulatory changes could increase our obligations to provide these or additional benefits.

        In addition, certain of our subsidiaries participate in multiemployer pension plan trusts established for union employees. Contributions to these funds could increase as a result of future collective bargaining with the UMWA, a shrinking contribution base as a result of the insolvency of other coal companies who currently contribute to these funds, lower than expected returns on pension fund assets, or other funding deficiencies. We have no current intention to withdraw from any multiemployer pension plan, but if we were to do so, under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), we would be liable for a proportionate share of the plan's unfunded vested benefit liabilities upon our withdrawal. We believe that, at December 31, 2005, the two multiemployer plans in which we participate were underfunded; however, the amount of the unfunded vested benefit liabilities allocable to us is not currently available.

We self-insure workers' compensation and certain medical and disability benefits, and greater than expected claims could reduce our profitability.

        We are self-insured for workers' compensation benefits for work-related injuries. Workers' compensation liabilities, including those related to claims incurred but not reported, are recorded principally using annual valuations based on discounted future expected payments using historical data of the division or combined insurance industry data when historical data is limited. In addition, JWR is responsible for medical and disability benefits for black lung disease under the Federal Coal Mine Health and Safety Act of 1969, as amended, and is self-insured against black lung related claims. We perform an annual evaluation of the overall black lung liabilities at the balance sheet date, using assumptions regarding rates of successful claims, discount factors, benefit increases and mortality rates, among others.

        Based on the actuarially determined present value of workers' compensation liabilities using a discount factor of 4.5% and 4.9% for 2005 and 2004, respectively, we have recorded liabilities of $56.5 million and $46.9 million as of December 31, 2005 and 2004, respectively. A one-percentage-point increase in the discount rate on the discounted claims liability would decrease our liability by $0.3 million, while a one-percentage-point decrease in the discount rate would increase our liability by $0.4 million.

        If the number or severity of claims for which we are self insured increases, or we are required to accrue or pay additional amounts because the claims prove to be more severe than our original assessment, our operating results could be reduced.

The instruments governing our existing indebtedness contain covenants that may restrict our ability to operate and impair our financial condition.

        As of September 30, 2005, on a pro forma basis we would have had total consolidated debt of approximately $3.9 billion, including approximately $1.7 billion of borrowings outstanding under various warehouse and mortgage-backed and asset-backed debt issued by the Trusts, which are non-recourse to Walter Industries and its subsidiaries. For the nine-month period ended September 30, 2005, on a pro forma basis our interest expense would have been $213.0 million, which includes $92.6 million related to non-recourse warehouse and mortgage backed debt and $120.4 million related to other senior and subordinated debt. Excluding the impact of interest rate hedges, we estimate that an increase of 1.0% in short-term interest rates would have increased our interest expense by approximately $12 million for that period. Under the terms of our 2005 Credit Agreement, the 2005 Mueller Credit Agreement and the indentures relating to the convertible notes, the senior discount notes and the senior subordinated notes (each, as described under "Description of Indebtedness"), we have the ability, subject to our compliance with certain covenants contained in such agreement, to incur substantial amounts of additional debt in the future. The level of our indebtedness could have important consequences, including:

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  making it more difficult for us to satisfy our obligations under our debt instruments;

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  limiting cash flow available for general corporate purposes, including capital expenditures and acquisitions, because a substantial portion of our cash flow from operations must be dedicated to servicing our debt;

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  limiting our ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions;

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  limiting our flexibility to react to competitive and other changes in our industry and economic conditions generally; and

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  exposing us to risks inherent in interest rate fluctuations because a substantial portion of our borrowings is at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates.

We will require a significant amount of cash to service our debt and our ability to generate cash depends on many factors beyond our control.

        Our ability to pay or to refinance our indebtedness will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated revenue growth and operating improvements will be realized or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, or to fund our other liquidity needs. If we are unable to meet our debt service obligations or fund our other liquidity needs, we could attempt to restructure or refinance our indebtedness or seek additional equity capital. We cannot assure you that we will be able to accomplish those actions on satisfactory terms, if at all.

Restrictive covenants in our debt instruments may adversely affect us.

        Our debt instruments contain various covenants that limit our ability to engage in certain transactions. Our 2005 Credit Agreement and the 2005 Mueller Credit Agreement also require the maintenance of specified financial ratios and the satisfaction of other financial condition tests. In addition, our debt instruments require us to provide regular financial information to our lenders and bondholders. Such requirements generally may be satisfied by our timely filing with the SEC of annual and quarterly reports under the Exchange Act. Our ability to satisfy those financial ratios, tests or covenants can be affected by events beyond our control, and we cannot assure you that we will meet those tests. A breach of any of these covenants could result in a default under our debt instruments. If an event of default is not remedied after the delivery of notice of default and lapse of any relevant grace period, the holders of our debt would be able to declare it immediately due and payable. Upon the occurrence of an event of default under our 2005 Credit Agreement or the 2005 Mueller Credit Agreement, the respective lenders could also terminate all commitments to extend further credit. If we were unable to repay those amounts, such lenders could proceed against the collateral granted to them to secure the indebtedness under our senior credit facilities. We have pledged substantially all of our assets (including our intellectual property), other than the assets of our foreign subsidiaries and assets of our Water Products business, as security under our 2005 Credit Agreement and we pledged substantially all of the assets of our Water Products business (including, its intellectual property) other than the assets of its foreign subsidiaries, under the 2005 Mueller Credit Agreement. If the lenders under our credit agreements or holders of the notes accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay our senior credit facilities and our other indebtedness.

We may be unsuccessful in identifying or integrating suitable acquisitions, which could adversely affect our growth.

        Our growth strategy is built upon organic growth and on taking advantage of opportunities to acquire complementary businesses. This strategy depends on the availability of acquisition candidates with businesses that can be successfully integrated into our existing business and that will provide us with complementary manufacturing capabilities, products or services. However, we may be unable to identify targets that will be suitable for acquisition. In addition, if we identify a suitable acquisition candidate, our ability to successfully implement the acquisition will depend on a variety of factors, including our ability to finance the acquisition. Our ability to finance our acquisitions is subject to a number of factors, including the availability of adequate cash from operations or of acceptable financing terms and the terms of our debt instruments. In addition, there are many challenges to integrating acquired companies and businesses in our company, including eliminating redundant operations, facilities and systems, coordinating management and personnel, retaining key employees, managing different corporate cultures and achieving cost reductions and cross-selling opportunities. We cannot assure you that we will be able to meet these challenges in the future.

Businesses we have acquired or will acquire may not perform as expected.

        We may be adversely affected if businesses we have recently acquired or acquire in the future do not perform as expected. Acquired businesses may perform below expectations after the acquisition for various reasons, including legislative or regulatory changes that affect the areas in which a business specializes, the loss of key customers after the acquisition has closed, general economic factors that affect a business in a direct way and the cultural incompatibility of an acquired management team with us. Any of these factors could adversely affect our results of operations.

We have recorded a significant amount of goodwill and other identifiable intangible assets, and we may never realize the full value of our intangible assets.

        We have recorded a significant amount of goodwill and other identifiable intangible assets in connection with our acquisition of Predecessor Mueller in October 2005. Goodwill and net identifiable intangible assets of Mueller Water are recorded at fair value on the date of acquisition and goodwill of U.S. Pipe remain at historical cost. In accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, are reviewed at least annually for impairment. Impairment may result from, among other things, deterioration in our performance, adverse market conditions, adverse changes in applicable laws or regulations, including changes that restrict the activities of or affect the products and services sold by our business, and a variety of other factors. The amount of any quantified impairment must be expensed immediately as a charge to results of operations. Depending on future circumstances, it is possible that we may never realize the full value of our intangible assets. Any future determination of impairment of a significant portion of goodwill or other identifiable intangible assets would result in a non-cash impairment charge and would have an adverse effect on our financial condition and results of operations.

We may have substantial additional federal tax liability for accounting adjustments related to our method of recognizing revenue on the sale of homes and interest on related instalment note receivables, as well as to federal income taxes allegedly owed.

        The Internal Revenue Service has issued a Notice of Proposed Deficiency assessing additional tax of $80.4 million for the fiscal years ended May 31, 2000, December 31, 2000 and May 31, 2001. The proposed adjustments relate primarily to our method of recognizing revenue on the sale of homes and related interest on the installment note receivables. In addition, a controversy exists with regard to federal income taxes allegedly owed by our consolidated group of companies for fiscal years 1980 through 1994. It is estimated that the amount of tax presently claimed by the Internal Revenue Service is approximately $30.4 million for issues currently in dispute in bankruptcy court. This amount is subject to interest and penalties. While we believe that our tax filing positions have substantial merit and intend to defend any tax claims asserted, we cannot offer any assurance that the Internal Revenue Service or a federal court will uphold our tax filing positions. Moreover, although we believe that we have sufficient accruals to address any such tax claims, including related interest and penalties, an adverse ruling, judgment or court order could impose significant financial liabilities in excess of our reserves, which could have an adverse effect on our financial condition and results of operations.

Our loss of the services of, or inability to obtain, key personnel could have a material adverse effect on our future success or the future success of our significant subsidiaries.

        Our and our significant subsidiaries' success depends to a significant degree upon the contributions of Gregory Hyland, Dale Smith and George Richmond, as well as other members of our senior management. Although Messrs. Hyland, Smith and Richmond have entered into employment agreements with Walter Industries or our subsidiaries, these agreements may be terminated and such persons may not remain affiliated with Walter Industries or our subsidiaries. If any of our key personnel were to cease their affiliation with Walter Industries or our subsidiaries, we may be unable to find suitable replacement personnel, and our results of operations could suffer. If the intended IPO and spin-off of our Water Products business is completed, some of our key personnel who are also employees of Mueller, including Messrs. Hyland, Smith and others, may not remain affiliated with us. We do not intend to maintain key person life insurance on any person.

We need to improve our internal controls to comply with SEC reporting requirements; public reporting obligations have put significant demands on our financial, operational and management resources.

        Predecessor Mueller reported a material weakness in both fiscal 2004 and fiscal 2005 related to maintaining effective controls over the preparation, review and presentation and disclosure of its consolidated financial statements. There also exist significant deficiencies in our internal controls over financial reporting which, if unremediated, may result in more than a remote likelihood that a material misstatement of our annual or interim financial statements will not be prevented or detected.

        The Public Company Accounting Oversight Board ("PCAOB") defines a significant deficiency as a control deficiency, or a combination of control deficiencies, that adversely affects the company's ability to initiate, authorize, record, process, or report external financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the company's annual or interim financial statements that is more than inconsequential will not be prevented or detected. The PCAOB defines a material weakness as a single deficiency, or a combination of deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

        As of September 30, 2005, Predecessor Mueller did not maintain effective controls over the preparation, review and presentation and disclosure of its consolidated financial statements. Specifically, their controls failed to prevent or detect the incorrect presentation of the following: (i) cash flows from the effect of exchange rate changes on cash balances; (ii) cash flows from the loss on disposal of property, plant and equipment; (iii) cash flows and balance sheet presentation of book overdrafts; (iv) the presentation of current and non-current deferred income tax assets in Predecessor Mueller's consolidated balance sheet; and (v) classification of certain depreciation expense as selling, general and administrative expense instead of cost of sales in their consolidated statement of operations. This control deficiency resulted in the restatement of Predecessor Mueller's annual consolidated financial statements for fiscal 2004 and 2003 and interim consolidated financial statements for the first three quarters of fiscal 2005, all interim periods of fiscal 2004 and audit adjustments to our 2005 annual consolidated financial statements. Additionally, this control deficiency could result in a misstatement of the presentation and disclosure of their consolidated financial statements that would result in a material misstatement in the annual or interim financial statements that would not be prevented or detected. Accordingly, Predecessor Mueller's management has determined that this control deficiency constitutes a material weakness. This is the only material weakness determined by management to exist as of September 30, 2005.

        The material weakness and significant deficiencies will need to be addressed as a part of the evaluation of our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002 and may impair our ability to comply with Section 404 of the Act. We are currently taking additional steps to implement an internal control structure and procedures for financial reporting that would allow us to produce financial statements and related disclosure within the time periods and in the form required under the Exchange Act. Failure to implement remediation plans in future periods could have an adverse effect on us.

Compliance with internal control reporting requirements and securities laws and regulations is likely to increase our costs.

        The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the Public Company Accounting Oversight Board, have required changes in the corporate governance and securities disclosure or compliance practices of public companies over the last few years. We expect these new rules and regulations to continue to increase our legal and financial compliance costs, as well as our ongoing audit costs, and to make legal, accounting and administrative activities more time-consuming and costly. For example, in 2006, Mueller will need to comply with the internal control reporting requirements of the Sarbanes-Oxley Act, which will have a significant impact on our compliance cost in 2006.

        We also expect these rules and regulations to make it more difficult and expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These new rules and regulations could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, and executive officers.

We may not be able to achieve the anticipated synergies in connection with our integration and rationalization plans.

        We are pursuing several initiatives designed to rationalize our manufacturing facilities and to use our manufacturing expertise to reduce our costs. In fiscal 2006, we expect to achieve integration synergies between our Mueller and U.S. Pipe segments by closing the U.S. Pipe Chattanooga, Tennessee production facility and integrating it into the Mueller Chattanooga and Albertville, Alabama production facilities. We have initiated the implementation of plant and distribution combination and production efficiency strategies within our Mueller and Anvil segments, which efforts will continue through fiscal years 2006, 2007 and the beginning of 2008. Our Mueller segment sales force has begun to integrate U.S. Pipe products as complementary product offerings as part of their sales efforts. We also have begun to use our combined purchasing leverage to reduce raw material and overall product costs. If we fail to implement our integration and rationalization plans, at the economic levels or within the time periods expected, we may not be able to achieve the projected levels of synergies and cost savings. In addition, we expect to incur substantial severance, environmental and impairment costs in connection with our integration and rationalization plans.

We are a holding company and may not have access to the cash flow and other assets of our subsidiaries.

        We are a holding company that has no operations of its own and derives all of its revenues and cash flow from its subsidiaries. The terms of the indentures governing our senior discount notes and senior subordinated notes and our 2005 Credit Agreement and the 2005 Mueller Credit Agreement (each, as defined under "Description of Indebtedness") significantly restrict our subsidiaries from paying dividends and otherwise transferring assets to us. Furthermore, our subsidiaries are permitted under the terms of the relevant debt instruments to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to us. A breach of any of those covenants would be a default under the applicable debt instrument that would permit the holders thereof to declare all amounts due thereunder immediately payable. As a result, we may not have access to our subsidiaries' cash flow to finance our cash needs.

If we fail to protect our intellectual property, our business and ability to compete could suffer.

        Our business depends upon our technology and know-how, which is largely developed internally. While we believe that none of our operating units is substantially dependent on any single patent, trademark, copyright, or other form of intellectual property, we rely on a combination of patent protection, copyright and trademark laws, trade secrets protection, employee and third party confidentiality and nondisclosure agreements and technical measures to protect our intellectual property rights. There can be no assurance that the measures that we take to protect our intellectual property rights will be adequate to deter infringement or misappropriation or independent third-party development of our technology or to prevent an unauthorized third party from obtaining or using information or intellectual property that we regard as proprietary or to keep others from using brand names similar to our own. The disclosure, misappropriation or infringement of our intellectual property could harm our ability to protect our rights and our competitive position. In addition, our actions to enforce our rights may result in substantial costs and diversion of management and other resources. We may also be subject to intellectual property infringement claims from time to time, which may result in our incurring additional expenses and diverting company resources to respond to these claims.

Natural disasters and adverse weather conditions could disrupt our businesses and adversely affect our results of operations.

        The climates of many of the states in which we operate, including Mississippi, Alabama, Florida and Texas, where we have some of our larger operations, present increased risks of natural disaster and adverse weather. Natural disasters or adverse weather in the areas in which we build, finance or insure homes or have mining or manufacturing operations, or in nearby areas, have in the past, and may in the future, delay new home deliveries, increase costs by damaging inventories of homes and construction materials, reduce the availability of raw materials and skilled labor, lead to significant insurance claims, cause increases in delinquencies and defaults in our mortgage portfolio, limit access to our mines and factories, destroy or damage our inventory, increase volatility in the cost of raw materials and weaken the demand for new homes in affected areas, which could adversely affect our earnings. In addition, the rate of delinquencies may be higher after natural disasters or adverse weather conditions. For example, during the third quarter of 2005, Hurricane Katrina impacted several states where our Mid-State Homes portfolio had high concentrations of customers. As a result, our delinquency rate in those states increased substantially and we incurred a special $1.3 million provision for estimated losses on instalment notes that was anticipated as a result of Hurricane Katrina. The occurrence of large loss events due to natural disasters or adverse weather could reduce the insurance coverage available to us, increase the cost of our insurance premiums and weaken the financial condition of our insurers, thereby limiting our ability to mitigate any future losses we may incur from such events. Moreover, severe flooding, wind and water damage, forced evacuations, contamination, gas leaks, fire and environmental and other damage caused by natural disasters or adverse weather could lead to a general economic downturn, including increased prices for oil, gas and energy, loss of jobs, regional disruptions in travel, transportation and tourism and a decline in real-estate related investments, especially in the areas most directly damaged by the disaster or storm.

We are dependent upon the successful operation of our key manufacturing facilities.

        Some of our key water products, including hydrants, valves and ductile iron pipe, are manufactured at five of our largest manufacturing facilities. The operation of such facilities involves various operating risks, including, but not limited to:

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  catastrophic events such as fires, explosions, floods, earthquakes or other similar occurrences;

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  interruptions in raw materials and energy supply;

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  adverse government regulation;

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  breakdowns or equipment failures;

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  violations of our permit requirements or revocation of permits;

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  releases of pollutants and hazardous substances to air, soil, surface water or groundwater;

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  shortages of equipment or spare parts; and

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  labor disputes.

        A decrease in, or the elimination of, the revenues generated by our key facilities or a substantial increase in the costs of operating such facilities could materially impact our cash flows and results of operations.

Our brass valve products contain lead, which may be replaced in the future, and certain of our brass valve products may not be in compliance with NSF standards, which could limit the ability of municipalities to buy our products.

        Our brass valve products contain approximately 5.0% lead. Environmental advocacy groups, relying on standards established by California's Proposition 65, are seeking to eliminate or reduce the content of lead in some of these products, including water meters and valves, and to limit their sale in California. Some of our business units have entered into settlement agreements with these environmental advocacy groups that have required them to either modify some of these products or offer substitutes for them with respect to products sold in California. Modifications of or substitutions for our products to meet or conform with regulatory requirements will require incremental capital spending of up to $8.0 million in the next two years and will require us to purchase more expensive raw materials, and we may not be able to pass these costs on to our customers. Legislation to substantially restrict lead content in water products has been introduced in the United States Congress. If Congress adopts such legislation or if similar issues are raised in Congress in the future or in other jurisdictions or if these or other advocacy groups file suit against us under Proposition 65, our results of operations and financial condition could be adversely affected.

        The National Sanitary Foundation ("NSF") is a non-profit entity that was contracted by the U.S. Environmental Protection Agency ("EPA") to promulgate standards for the water industry. NSF has issued NSF 61, which governs the leaching characteristics of valves and devices that are part of drinking water distribution networks, including certain of our products made from brass. In recent years, a growing majority of states have adopted, by statute or regulation, a requirement that water distribution systems utilize products that comply with NSF 61 and/or are certified as NSF 61 compliant. We, along with others in the industry, are engaged in the lengthy process of attempting to obtain certification of NSF 61 compliance for all of our relevant products. Approximately 35% of our brass valve products have not been certified. In the event that some of our brass valve products are found not to be in compliance with NSF 61, those products may not be accepted by various municipalities or we may be forced to modify non-conforming products with substitute materials, which may require increased cost, thereby adversely affecting profitability. In addition, if our competitors develop a complete line of NSF 61 compliant brass valve products before we do, we may be placed at a competitive disadvantage which may, in turn, adversely affect profitability.

Risk Related to the Common Stock

The price of our common stock may be volatile and may be affected by market conditions beyond our control.

        Our share price is likely to fluctuate in the future because of the volatility of the stock market in general and a variety of factors, many of which are beyond our control, including:

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  general economic conditions that impact construction and infrastructure activity, including interest rate movements;

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  quarterly variations in actual or anticipated results of our operations;

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  speculation in the press or investment community;

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  changes in financial estimates by securities analysts;

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  actions or announcements by our competitors;

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  actions by our principal stockholders;

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  trading volumes of our common stock;

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  regulatory actions;

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  litigation;

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  U.S. and international economic, legal and regulatory factors unrelated to our performance;

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  loss or gain of a major customer;

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  additions or departures of key personnel; and

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  future sales of our common stock.

        Market fluctuations could result in extreme volatility in the price of shares of our common stock, which could cause a decline in the value of your investment. You should also be aware that price volatility may be greater if the public float and trading volume of shares of our common stock is low. In addition, if our operating results and net income fail to meet the expectations of stock analysts and investors, we may experience an immediate and significant decline in the trading price of our stock.

Future sale or the possibility of future sales of a substantial amount of our common stock may depress our stock price.

        Our issuance of substantial amounts of common stock in the market, or the perception that we may issue substantial amounts of common stock, may depress the price of our common stock. In addition, as of December 31, 2005, there were 360,763 shares of our common stock underlying vested stock options eligible for sale and up to 9,777,288 shares were issuable upon conversion of our convertible notes. In addition, under the terms of the indenture governing the convertible notes, if we effect the intended spin-off of our Water Products business described above under "Our Company," the conversion rate of our convertible notes will be subject to an upward adjustment by dividing the conversion rate in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive a distribution of Mueller shares in the spin-off by a fraction of which the numerator shall be the spin-off market price (as such term is defined in the indenture governing the convertible notes) per share of our common stock on the date fixed for such determination less the spin-off market price per share of Mueller on such date and the denominator shall be the spin-off market price per share of our common stock, such adjustment to become effective 10 trading days (as such term is defined in the indenture governing the convertible notes) after the effective date of the spin-off. Such adjustment, in turn, will result in a substantial increase of the number of shares issuable upon conversion of our convertible notes. See "Description of Indebtedness—Convertible Notes." We currently have on file registration statements covering the shares underlying these options and convertible notes. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares of common stock for sale will have on the market price of our common stock from time to time.

        Some of our existing stockholders hold a significant number of shares of our common stock. If these existing stockholders sell shares of our common stock, the market price of our common stock could decline.

        In addition, the existence of the convertible notes may encourage short selling by market participants, which may further depress the price of our common stock.

Our ability to pay regular dividends to our stockholders is subject to the discretion of our board of directors and may be limited by our holding company structure, the covenants in our debt instruments and applicable provisions of Delaware law.

        Our board of directors may, in its discretion, decrease the level of dividends or discontinue the payment of dividends entirely. In addition, as a holding company, we will be dependent upon the ability of our subsidiaries to generate earnings and cash flows and distribute them to us so that we may pay our obligations and expenses and pay dividends to our stockholders. Our ability to pay future dividends and the ability of our subsidiaries to make distributions to us will be subject to our and their respective operating results, cash requirements and financial condition, the applicable laws of the State of Delaware (which may limit the amount of funds available for distribution), compliance with covenants and financial ratios related to existing or future indebtedness and other agreements with third parties. If, as a consequence of these various limitations and restrictions, we are unable to generate sufficient distributions from our business, we may not be able to make, or may have to reduce or eliminate, the payment of dividends on our shares.

USE OF PROCEEDS

        The use of proceeds will be specified in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

General

        Our authorized capital stock consists of 200,000,000 shares of common stock with a par value of $0.01 per share. We are not currently authorized to issue preferred stock. As of the close of business on February 13, 2006, we had 39,199,154 shares of common stock outstanding, 20,771,902 shares held as treasury stock, and no shares of preferred stock outstanding. In addition, 9,777,288 shares of common stock are presently issuable upon the conversion of the convertible notes. The following summaries of the material terms and provisions of our common stock do not purport to be complete and are subject to, and qualified in their entirety by (i) the provisions of our Amended and Restated Certificate of Incorporation, (ii) our Amended and Restated By-Laws; and (iii) the Delaware General Corporation Law.

Common Stock

        Voting Rights.    Each holder of our common stock is entitled to one vote per share held of record on all matters as to which stockholders are entitled to vote. There are no cumulative voting rights in the election of directors. The quorum required at any stockholders' meeting for consideration of any matter is a majority of the issued and outstanding shares of our common stock, represented in person or by proxy. Generally, all matters submitted to a meeting of stockholders will be decided by the vote of the holders of record of a majority of the issued and outstanding shares of our common stock present at such meeting, represented in person or by proxy.

        Dividend Rights.    Holders of our common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available for that purpose, subject to preferences that may be applicable to any outstanding preferred stock and any other provisions of our Amended and Restated Certificate of Incorporation.

        Rights Upon Liquidation.    In the event of any liquidation, dissolution or winding up, the holders of our common stock are entitled, after payment of all of our obligations, and subject to the rights of holders of shares of any outstanding preferred stock, to receive pro rata any assets distributable to stockholders in respect of shares held by them.

        Miscellaneous.    All of the outstanding shares of our common stock are fully paid and non-assessable. Holders of common stock have no preemptive or other rights to subscribe for additional shares. No shares of common stock are subject to redemption or a sinking fund.

        Listing.    The common stock is listed on the NYSE under the symbol "WLT."

        Common Stock Available for Issuance.    As of December 31, 2005, we had granted options under our stock incentive plan to purchase an aggregate of 1,124,744 shares of common stock (with options relating to 360,763 shares of common stock currently exercisable). As of that date, we had 2,416,892 shares of common stock reserved for issuance under our stock plans.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is The Bank of New York.

Certain Effect of Authorized But Unissued Capital Stock

        As of February 13, 2006, we had 127,837,764 shares of common stock available for future issuance without stockholder approval, excluding 9,777,288 shares reserved for issuance upon the conversion of the convertible notes. We may use these additional shares for a variety of corporate purposes, including future public or private offerings to raise additional capital, facilitating corporate acquisitions or paying a dividend on our capital stock.

        The existence of unissued and unreserved shares of common stock may enable our board of directors to issue shares to persons friendly to current management. In addition, if we amended our constituent documents to allow for the issuance of preferred stock, such an issuance could render more difficult or discourage a third party's attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management, and could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

Specific Provisions of Our Charter and By-Laws and Delaware Law

Amended and Restated Certificate of Incorporation; Amended and Restated By-Laws

        Constitution of Board of Directors.    Our Amended and Restated By-Laws provide that the board of directors must consist of not less than five and not more than 13 directors.

        Removal of Directors; Vacancies; Newly Created Directorships.    Our Amended and Restated By-Laws provide that directors may be removed in accordance with applicable law. Pursuant to the Delaware General Corporation Law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Any vacancies on our board of directors or newly created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director or by our stockholders.

        Calling of Special Meetings of Stockholders.    Our Amended and Restated By-Laws provide that special meetings of stockholders can be called only by our president, or by our president or secretary if directed by a majority of the entire Board.

        Advance Notice Requirements for Stockholder Proposals and Director Nomination.    Our Amended and Restated By-Laws provide that stockholders seeking to nominate candidates for election as directors or to propose other business to be considered by the stockholders at an annual meeting of stockholders or seeking to nominate candidates for election as directors at a special meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary at the principle executive offices of the Company. Generally, to be timely, a stockholder's notice regarding the nomination of candidates for election of directors or the proposal of other business to be considered by the stockholders at an annual meeting of stockholders must be delivered to the corporate secretary not less than ninety days nor more than one hundred and ten days prior to the first anniversary date of the preceding year's annual meeting. If the date of the annual meeting is advanced by more than twenty days, or delayed by more than ninety days, from the anniversary date, the stockholder's notice will be timely if it is delivered not earlier than the one hundred and tenth day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of such meeting is first made. Generally, to be timely, a stockholder's notice regarding the nomination of candidates for election of directors at a special meeting of stockholders must be delivered to the corporate secretary not earlier than the one hundred and tenth day prior to such special meeting and not later than the close of business on the later of the ninetieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting. Our Amended and Restated By-Laws also specify requirements as to the form and content of a stockholder's notice.

        Amendment.    Pursuant to the Delaware General Corporation Law, our Amended and Restated Certificate of Incorporation may generally be amended by the adoption of a resolution by our board of directors setting forth the proposed amendment, declaring its advisability and submitting the proposed amendment for approval by the affirmative vote of the holders of a majority of the voting power of the outstanding stock. Our Amended and Restated By-Laws may may generally be amended by the affirmative vote of the holders of a majority of the voting power of the outstanding stock. All of the provisions of our Amended and Restated By-Laws may also be amended by the board of directors by vote of a majority of the whole Board, subject to the right of the stockholders to alter or repeal such amendments of the Amended and Restated By-Laws adopted by the board of directorsas described above.

        Limitation of Liability; Indemnification.    The Delaware Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to a corporation or its stockholders for monetary damages for breaches of directors' fiduciary duties, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law regarding unlawful dividends or stock repurchases and redemptions, or (iv) for transactions from which the director derived an improper personal benefit.

        Our Amended and Restated Certificate of Incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as otherwise provided under the Delaware General Corporation Law. The effect of these provisions is to eliminate the rights of the Company and its stockholders to recover monetary damages against a director for breach of fiduciary duty of care as a director except in certain limited situations. These provisions do not limit or eliminate rights of us or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's fiduciary duty of care.

        Our Amended and Restated Certificate of Incorporation and our Amended and Restated By-Laws provide that, to the fullest extent permitted by applicable law, we shall indemnify any current or former director, officer, employee or agent and such director's, officer's, employee's or agent's heirs, executors and administrators against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding brought by or in the right of the Company, or otherwise, to which such person was or is a party or is threatened to be made a party by reason of such person's current or former position with the Company or by reason of the fact that such person is or was serving, at our request, as a director, officer, partner, trustee, employee or agent of us or of another corporation, partnership, joint venture or other enterprise. In addition, our Amended and Restated Certificate of Incorporation and our Amended and Restated By-Laws provide that the Company shall, from time to time, reimburse or advance to any current or former director or officer or other person entitled to indemnification hereunder the funds necessary for payment of defense expenses as incurred.

Delaware Anti-Takeover Statute

        We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

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  the corporation has elected in its certificate of incorporation not to be governed by Section 203, which we have not done;

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  prior to the time the person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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  at the time of or after the person became an interested stockholder, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        The term "business combination" is defined generally to include, among other things, mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an "interested stockholder" involving the assets or stock of the corporation or its majority-owned subsidiaries, transactions which increase an interested stockholder's percentage ownership of stock and the receipt by an interested stockholder of a disproportionate financial benefit provided by or through the corporation or its majority-owned subsidiaries.

        The term "interested stockholder" is defined to include any person, other than the corporation and any direct or indirect majority-owned subsidiary of the corporation, that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date, or the affiliates and associates of any such person.

        Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors, because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

DESCRIPTION OF INDEBTEDNESS

        The following descriptions are summaries of the material terms of the agreements governing our material indebtedness. The summaries may not contain all the information that is important to you. To fully understand these agreements, you should carefully read each of them, copies of which have been filed with the SEC. The following description is qualified in its entirety by reference to those agreements.

2005 Walter Industries Credit Agreement

        On October 3, 2005, Walter Industries entered into a $675.0 million credit agreement ("2005 Credit Agreement") with a syndicate of banks and other financial institutions led by Bank of America, N.A., as administrative agent and Banc of America Securities LLC and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint book managers. The senior credit facilities provided under the 2005 Credit Agreement include (1) an amortizing term loan facility in an initial aggregate principal amount of $450.0 million, $448.9 million of which was outstanding as of December 31, 2005, and (2) a $225.0 million revolving credit facility, which provides for loans and under which letters of credit may be issued. As of December 31, 2005, we had obtained $70.3 million in letters of credit, which reduces availability for borrowings under the revolving credit facility, and had no borrowings under our revolving credit facility. The revolving credit facility will terminate on October 4, 2010, and the term loans will mature on October 3, 2012.

        Loans under the senior credit facilities currently bear interest, at our option, at:

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  initially, the reserve adjusted LIBOR rate plus 225 basis points or the alternate base rate plus 125 basis points for borrowings under the revolving credit facility; and

  •
  the reserve adjusted LIBOR rate plus 200 basis points or the alternate base rate plus 100 basis points for term loans.

        We also currently pay commitment fees at a rate equal to 0.50% per year on the unused portion of the revolving credit facility. These fees are payable quarterly in arrears and upon the maturity or termination of the revolving credit facility. The applicable margin for term loans, revolving credit loans and the applicable commitment fees are subject to adjustment based on the leverage ratio, which measures the ratio of consolidated total debt to consolidated EBITDA of Walter Industries and its subsidiaries (each as defined in the senior credit facilities).

        Walter Industries pays a letter of credit fee on the outstanding undrawn amounts of letters of credit issued under the senior credit facilities at a rate per year equal to (1) in the case of standby letters of credit, the then existing applicable margin for revolving credit loans and (2) in the case of commercial letters of credit, 50% of the then existing applicable margin for revolving loans which is shared by all lenders participating in that letter of credit, and an additional fronting fee to the issuer of each letter of credit, payable quarterly in arrears.

        Walter Industries is required to repay the term loans in twenty-seven (27) consecutive quarterly instalments equal to $1.125 million on the last business day of each March, June, September and December, commencing on December 31, 2005, and the remaining amount is payable on the maturity date of the term loans. Principal amounts outstanding under the revolving credit facility will be due and payable in full at maturity on October 4, 2010.

        The term loans are subject to mandatory prepayment with the net cash proceeds from (i) the sale or other disposition of any property, assets or non-core subsidiaries of Walter Industries and its subsidiaries; (ii) incurrence of debt by Walter Industries and its subsidiaries; (iii) issuances of equity securities and (iv) excess cash flow, in each case, subject to specified exceptions and limitations, including leverage at the time of such prepayment.

        All mandatory prepayment amounts will be applied pro rata to the prepayment of the term loans to reduce the remaining amortization payments.

        All of Walter Industries' direct and indirect domestic restricted subsidiaries are guarantors of the senior credit facilities. Walter Industries' obligations under the senior credit facilities are secured by:

  •
  a first priority perfected lien on substantially all of Walter Industries' and the guarantors' existing and after-acquired personal property, a pledge of all of the stock or membership interest of all of the guarantors and all of the stock or membership interests of substantially all of Walter Industries' existing or future domestic subsidiaries (other than Mueller and its existing or future subsidiaries) and no more than 65% of the voting stock of any foreign subsidiary held by Walter Industries or a subsidiary guarantor and a pledge of all intercompany indebtedness in favor of Walter Industries or any guarantor;

  •
  first-priority perfected liens on all of Walter Industries' and the guarantors' material existing and after-acquired real property fee interests, subject to customary permitted liens described in the senior credit facilities; and

  •
  a negative pledge on all of our and our restricted subsidiaries' assets, including our intellectual property.

        The senior credit facilities contain customary negative covenants and restrictions on Walter Industries' and its subsidiaries' (other than Mueller and its subsidiaries) ability to engage in specified activities, including, but not limited to:

  •
  limitations on other indebtedness, liens, investments and guarantees;

  •
  restrictions on dividends and redemptions of our capital stock and prepayments and redemptions of debt;

  •
  limitations on capital expenditures; and

  •
  restrictions on mergers and acquisitions, sales of assets, sale and leaseback transactions and transactions with affiliates.

        The senior credit facilities also contain financial covenants requiring Walter Industries and its subsidiaries (other than Mueller and its subsidiaries) to maintain:

  •
  a maximum consolidated leverage ratio;

  •
  a maximum consolidated senior secured leverage ratio; and

  •
  a minimum fixed charge coverage ratio.

        Borrowings under the revolving credit facility are subject to significant conditions, including compliance with the financial ratios included in the 2005 Credit Agreement and the absence of any material adverse change. See "Risk Factors—Restrictive covenants in our debt instruments may adversely affect us."

        The 2005 Credit Agreement also contains certain customary affirmative covenants and events of default. Our failure to comply with the covenants in the 2005 Credit Agreement could result in an event of default, which, if not cured, amended, or waived, could result in our senior indebtedness becoming immediately due and payable.

Convertible Notes

        On April 20, 2004, we issued $175 million aggregate principal amount of 3.75% Convertible Senior Subordinated Notes due 2024 (the "convertible notes"), pursuant to an indenture dated as of April 20, 2004, by and between Walter Industries and The Bank of New York Trust Company, N.A., as trustee.

The convertible notes will mature on May 1, 2024, unless earlier converted, redeemed or repurchased. Interest on the principal amount of the convertible notes accrues at a rate of 3.75% per year, payable in cash semi-annually in arrears on May 1 and November 1 of each year. We currently have on file with the Securities and Exchange Commission a registration statement covering the convertible notes and the shares underlying the convertible notes.

        Beginning with the period commencing on May 1, 2011 and ending on November 1, 2011, and for each of the six-month interest periods thereafter, we will pay contingent interest for the applicable interest period if the average trading price of the convertible notes during the five trading days ending on the third day immediately preceding the first day of the applicable interest period equals or exceeds 120% of the principal amount of the convertible notes. The contingent interest payable per convertible note will equal an annual rate of 0.40% of the average trading price of such convertible note during the applicable five trading day reference period.

        The notes are unsecured obligations of Walter Industries, subordinated in right of payment to our existing and future unsecured, unsubordinated indebtedness, equal in right of payment to all of our existing and future unsecured, senior subordinated indebtedness and senior in right of payment to any of our future subordinated indebtedness. The convertible notes are not guaranteed by any of our subsidiaries. However, if, at any time during which any of the convertible notes are outstanding, any of our subsidiaries guarantees payment of any of our unsecured senior subordinated or unsubordinated debt, the indenture governing the convertible notes requires us to cause each such subsidiary to enter into and deliver a guarantee of the convertible notes on the same basis as the guarantee of such indebtedness, unless such indebtedness is subordinated to the convertible notes.

        Subject to certain qualifications and the satisfaction of the conditions specified in the indenture governing the convertible notes, holders of the convertible notes may convert each of their convertible notes for shares of our common stock at a conversion rate of 56.0303 shares of our common stock, which represents a conversion price of approximately $17.85 per share. The conversion rate is subject to adjustment if certain events occur, including, but not limited to, a distribution by Walter Industries to all holders of its common stock of capital stock of, or similar equity interests in, a subsidiary or other business unit of Walter Industries (such as the intended spin-off of Mueller). The conversion rate will not be adjusted for accrued interest (including contingent interest and additional interest, if any). Upon the surrender of convertible notes for conversion, Walter Industries has the right to deliver, in lieu of shares of common stock, cash or a combination of cash and shares of common stock in amounts specified in the convertible notes indenture.

        Prior to the maturity date of the convertible notes and subject to certain exceptions and conditions specified in the indenture governing the convertible notes, holders may surrender their convertible notes for conversion in any of the following circumstances:

  (1)
  in any fiscal quarter, if the last reported sale price per share of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous fiscal quarter is greater than or equal to 130% of the applicable conversion price per share of our common stock on such last trading day;

  (2)
  during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of convertible notes, as determined in accordance with the indenture governing the convertible notes following a request by a holder of the convertible notes, for each day of that period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate; provided, however, that holders may not convert their convertible notes in reliance on this provision after May 1, 2019 if on any trading day during such measurement period the last reported sale price of our common stock was between 100% and 130% of the then current conversion price of the convertible notes;

  (3)
  if we call any or all of the convertible notes for redemption, holders may surrender for conversion any of their convertible notes that have been called for redemption at any time prior to the close of business on the second business day immediately preceding to the redemption date;

  (4)
  upon the occurrence of the following corporate transactions:

  (a)
  if we (i) distribute to all holders of our common stock certain rights entitling them (for a period expiring within 45 days of the date of the distribution) to subscribe for or purchase, shares of our common stock at a price per share less than the last reported sale price of a share of our common stock on the trading day immediately preceding the declaration date of the distribution, or (ii) distribute to all holders of our common stock, assets (including cash), debt securities or rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 5% of the last reported sale price of our common stock on the trading day immediately preceding the declaration date for such distribution;

  (b)
  if we are a party to a consolidation, merger, binding share exchange or transfer of all or substantially all of our property and assets, in each case pursuant to which our common stock would be converted into cash, securities or other property; or

  (5)
  if (a) the credit rating assigned to the convertible notes by either Standard & Poor's Rating Services or Moody's Investors Service, Inc. is three or more rating subcategories below the initial credit rating assigned by Standard & Poor's Rating Services or Moody's Investors Service, Inc., as the case may be, or (2) the convertible notes are no longer rated by at least one of, or are suspended by both, Standard & Poor's Rating Services and Moody's Investors Service, Inc.

        As of the date of this prospectus, the conversion conditions described in paragraph (1) above have been satisfied and the convertible notes are currently convertible into shares of our common stock.

        Subject to certain exceptions and conditions specified in the indenture governing the convertible notes, the applicable conversion rate will be subject to adjustment, without duplication, upon the occurrence of any of the following events:

  (1)
  the payment to all holders of our common stock of dividends or other distributions payable in shares of our common stock or our other capital stock;

  (2)
  the issuance to all holders of our common stock of rights, warrants or options (other than pursuant to any dividend reinvestment or share purchase plans) entitling them to subscribe for or purchase common stock at less than the current market price thereof;

  (3)
  subdivisions, splits and combinations of our common stock;

  (4)
  a distribution by us to all holders of our common stock evidences of our indebtedness, shares of capital stock, securities or ot her property (excluding any dividend or distribution covered by sub-paragraphs (1) or (2) of this paragraph and excluding any cash distributions covered by sub-paragraph (5) of this paragraph) in the event that we make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business, the conversion rate will be adjusted by dividing the conversion rate in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction, (i) the numerator of which shall be the current market price (as such term is defined in the indenture governing the convertible notes) per share of our common stock on the date fixed for such determination, and (ii) the denominator of which shall be such current market price per share of the common stock plus the then fair market value per share (as determined by the board of directors) on the date fixed for such determination of the evidences of indebtedness, shares of capital stock, securities, or other property so to be distributed; provided, however, that in the event that we make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interest in, a subsidiary or other business unit of the Company, the conversion rate shall be adjusted by dividing the conversion rate in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction of which the numerator shall be the spin-off market price (as such term is defined in the indenture governing the convertible notes) per share of our common stock on the date fixed for such determination less the spin-off market price per share or similar equity interest of the subsidiary or other business unit of the Company on such date and the denominator shall be the spin-off market price per share of our common stock, in each case based on the average closing sale prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such dividend or distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted;

  (5)
  a distribution by us of cash payable to all holders of our common stock to the extent such cash distribution, together with all other cash distributions paid during the fiscal quarter in which such cash distribution is paid, exceeds $0.03 per share subject to adjustment, excluding any dividend in connection with our liquidation, dissolution or termination; or

  (6)
  the successful completion of a tender or exchange offer made by us or any of our subsidiaries for shares of our common stock which involves an aggregate consideration per share that exceeds the last reported sale price per share of our common stock on the expiration of the tender or exchange offer.

        If we adopt a rights plan while convertible notes remain outstanding, holders of convertible notes will receive, upon conversion of the convertible notes, in addition to shares of our common stock, the rights under the rights plan unless, prior to the conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from our common stock, in which case the applicable conversion rate will be adjusted at the time of separation as if we distributed to all holders of convertible common stock shares of convertible common stock, evidences of indebtedness or assets described in sub-paragraph (4) of the above paragraph, subject to readjustment upon the subsequent expiration, termination or redemption of the rights.

        In addition to these adjustments, we may, from time to time, to the extent permitted by applicable law, increase the conversion rate by any amount for any period of time if our board of directors has determined that such increase would be in our best interests. If our board of directors makes such a determination, it will be conclusive.

        No adjustment to the applicable conversion rate will be required unless the adjustment would require an increase or decrease of at least 1.0% of the applicable conversion rate. However, any adjustments which are not required to be made because they would have required an increase or decrease of less than 1.0% will be carried forward and taken into account in any subsequent adjustment or in connection with any conversion of the convertible notes following a call for redemption or at maturity, as applicable.

        No sinking fund is provided for the convertible notes. Prior to May 6, 2011, the convertible notes will not be redeemable. The convertible notes are subject to redemption, in whole or in part, at Walter Industries' option, at any time on or after May 6, 2011, upon not less than 30 nor more than 60 days' notice, in cash, at the redemption prices (expressed as percentages of the principal amount of the convertible notes to be redeemed) set forth below, plus accrued and unpaid interest thereon (including contingent interest) up to, but excluding, the applicable redemption date.

Period	Redemption Price
On May 6, 2011 through May 1, 2012	101.125%
On May 1, 2012 through May 1, 2013	100.750%
On May 1, 2013 through May 1, 2014	100.375%
On May 1, 2014 and thereafter	100.000%

        In addition, holders of the convertible notes may require Walter Industries to repurchase for cash all or a portion of their convertible notes on May 1, 2014 and May 1, 2019 at 100% of their principal amount, plus any accrued and unpaid interest (including contingent and additional interest, if any) to, but excluding, the repurchase date.

        Upon the occurrence of a fundamental change at any time prior to maturity, holders of the convertible notes have the right, at their option, to require us to repurchase for cash all or a portion of their convertible notes at 100% of their principal amount, plus any accrued and unpaid interest (including contingent and additional interest, if any) up to, but excluding, the date on which the convertible notes are repurchased due to a fundamental change. We may only pay the fundamental change purchase price in cash and not in shares of our common stock.

        Subject to certain exceptions, the indenture governing the convertible notes defines a "fundamental change" to include, among other things,

  (1)
  the filing of a schedule, form or report under the Exchange Act by a "person" or "group" within the meaning of Section 13(d) of the Exchange Act (other than us, our subsidiaries or our or our subsidiaries' employee benefit plans) disclosing that such person or group has become the direct or indirect "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the total voting power of all shares of our capital stock that are entitled to vote generally in the election of directors;

  (2)
  during any period of two consecutive years, individuals who at the beginning of such period constituted our board of directors (together with any new directors whose election by our board of directors or whose nomination for election by our stockholders was approved by a majority of our directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than death) to constitute a majority of our board of directors then in office;

  (3)
  the approval of a plan relating to our liquidation or dissolution by our stockholders, or

  (4)
  the consummation of any share exchange, consolidation or merger of Walter Industries or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of Walter Industries and its subsidiaries, taken as a whole, to any person other than Walter Industries or one or more of its subsidiaries, pursuant to which our common stock will be converted into cash, securities or other property; provided, however, that a transaction where the holders of our voting capital stock immediately prior to such transaction have directly or indirectly more than 50% of the total voting power of all shares of capital stock of the continuing or surviving corporation or transferee entitled to vote generally in the election of directors immediately after such event shall not be a fundamental change.

        A fundamental change will not be deemed to have occurred in respect of the foregoing, however, if either (i) the last reported sale price of our common stock for any five trading days within the 10 consecutive trading days ending immediately before the later of the event otherwise constituting the fundamental change or the public announcement thereof, equals or exceeds 105% of the applicable conversion price of the convertible notes immediately before the event otherwise constituting the fundamental change or the public announcement thereof, or (ii) at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions otherwise constituting the fundamental change consists of shares of capital stock traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with an event otherwise constituting a fundamental change (these shares being referred to as "publicly traded securities") and as a result of this transaction or transactions the convertible notes become convertible into such publicly traded securities.

        For purposes of the above paragraphs describing a fundamental change only, the term "capital stock" of any person means any and all shares (including ordinary shares or American Depositary Shares), interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person.

        The indenture governing the convertible notes restricts, among other things, our ability to effect a consolidation or merger or to sell, convey, transfer or lease its properties and assets substantially as an entirety to another person or to incur indebtedness that expressly ranks subordinate or junior in right of payment to any of our other indebtedness, unless such indebtedness expressly ranks equal to or subordinate in right of payment to the convertible notes.

        The indenture governing the convertible notes includes customary events of default, including failure to pay principal and interest on the convertible notes, failure to convert the convertible notes into shares of our common stock upon the exercise of a holder's conversion right, a default by us or any of our significant subsidiaries in the payment of principal or interest on certain financial obligations, certain events involving our bankruptcy, insolvency or reorganization or the bankruptcy, insolvency or reorganization of one or more of our subsidiaries, and, under certain circumstances, the termination of subsidiary guarantees provided by certain of our subsidiaries.

Mortgage-Backed and Asset-Backed Notes and Variable Funding Loan Facilities

        The Trusts organized by Mid-State, our wholly-owned subsidiary, are the borrowers under our outstanding mortgage-backed and asset-backed notes (the "trust notes"), which consist of eight series of public debt, and two $200.0 million warehouse credit facilities (the "variable funding loan facilities"). These borrowings provide financing for instalment notes receivable and mortgage assets purchased by Mid-State. These instalment notes receivable and mortgage assets are deposited into the Trusts. Upon deposit, these instalment notes and mortgage assets become assets of the Trusts and are not available to satisfy claims of general creditors of Walter Industries and its subsidiaries. The trust notes and the variable funding loan facilities are to be satisfied solely from the proceeds of the underlying instalment notes receivable and mortgages and are non-recourse to Walter Industries and its subsidiaries.

        The eight series of trust notes outstanding as of December 31, 2005 have estimated final maturities between 2030 and 2040 and bear interest at fixed rates ranging from 5.51% to 8.33%. As of December 31, 2005, we had approximately $1.7 billion aggregate principal amount of trust notes outstanding, which bore a weighted average interest rate of 6.8%. Mid-State completed its Mid-State Capital Corporation 2005-1 Trust offering of $267.5 million in asset-backed bonds on December 5, 2005. The notes were issued in four separate classes with a single maturity date of January 2040 and with a weighted-average, fixed-interest coupon of 6.15%. The first variable funding loan facility matures on January 30, 2007. Interest is based on the cost of A-1 and P-1 rated commercial paper plus 0.75% and a facility fee on the unused amount of 0.40%. The other variable funding loan facility matures on November 27, 2006. Interest is based on the cost of A-1 and P-1 rated commercial paper plus 0.80% and a facility fee on the unused amount of 0.25%. There were no amounts outstanding under these facilities at December 31, 2005. Mid-State is the depositor in respect of and sole beneficiary of the Trusts. It also acts primarily as the servicer for the Trusts, in which capacity it, among other things, collects payments on accounts, prepares and delivers monthly reports in respect of payments made under the accounts and is responsible for ensuring the maintenance of any required insurance policies on the properties in respect of the accounts. In its role as servicer, Mid-State is entitled to a fee. Under the related servicing agreement, certain failures by the servicer will constitute an event of default which may lead to the replacement of the servicer. Under the terms of the trust notes, Mid-State may be required to repurchase or replace accounts deposited with a Trust in the event that (1) certain breaches of representations and warranties by Mid-State have not been cured or (2) such accounts were not originated in compliance with federal, state or local laws. In addition, Mid-State will also be required to reimburse the Trust for any damages or costs incurred as a result of a breach of its representations as to compliance with laws. Mid-State, as depositor, may, at its option, redeem all (but not less than all) of a series of trust notes under certain circumstances.

        The variable funding loan facilities contain covenants that, among other things, restrict the ability of the borrower Trust to dispose of assets, engage in other businesses, create liens, engage in mergers or consolidations and otherwise restricts corporate activities. In addition, under certain circumstances, if the value of the mortgage assets securing the facility has decreased, the lender under the variable funding loan facility has the right to require us to transfer additional mortgages to the lender or to repay a portion of the outstanding borrowings. Events of default under the variable funding loan facilities include customary events of default such as non-payment, bankruptcy, compliance with covenants, material adverse change, as well as asset quality tests consisting of average consecutive three month delinquency and default ratios of 2.5% and 5.0%, respectively. The borrower Trust's failure to comply with the covenants in the variable funding loan facilities could result in an event of default, which, if not cured, amended or waived, could result in the entire principal balance and accrued interest becoming immediately due and payable. A default under the variable funding loan facilities that remains uncured might result in the curtailment of our loan production activities and negatively affect our ability to securitize our loan production.

2005 Mueller Credit Agreement

        On October 3, 2005, Mueller Group, LLC, a wholly owned subsidiary of Mueller, entered into a $1,195.0 million credit agreement ("2005 Mueller Credit Agreement") with a syndicate of banks and other financial institutions led by Banc of America Securities LLC and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint book managers. The senior credit facilities provided under the 2005 Mueller Credit Agreement include (1) an amortizing term loan facility in an initial aggregate principal amount of $1,050.0 million, $1,047.4 million of which was outstanding as of December 31, 2005, and (2) a $145.0 million revolving credit facility, which provides for loans and under which letters of credit may be issued. As of December 31, 2005, we had obtained $31.1 million in letters of credit, which reduces availability for borrowings under the revolving credit facility, and had no borrowings under our revolving credit facility. The revolving credit facility will terminate on October 4, 2010, and the term loans will mature on November 1, 2011 (or October 3, 2012, if the 10% senior subordinated notes due 2012 are paid in full or refinanced prior to such date).

        Loans under the senior credit facilities currently bear interest, at our option, at:

  •
  initially, the reserve adjusted LIBOR rate plus 250 basis points or the alternate base rate plus 150 basis points for borrowings under the revolving credit facility; and

  •
  the reserve adjusted LIBOR rate plus 225 basis points or the alternate base rate plus 125 basis points for term loans.

        Mueller Group also currently pays commitment fees at a rate equal to 0.50% per year on the unused portion of the revolving credit facility. These fees are payable quarterly in arrears and upon the maturity or termination of the revolving credit facility. The applicable margin for term loans, revolving credit loans and the applicable commitment fees are subject to adjustment based on the leverage ratio, which measures the ratio of consolidated total debt to consolidated EBITDA of Mueller Group and its subsidiaries (each as defined in the senior credit facilities).

        Mueller Group pays a letter of credit fee on the outstanding undrawn amounts of letters of credit issued under the senior credit facilities at a rate per year equal to (1) in the case of standby letters of credit, the then existing applicable margin for revolving credit loans and (2) in the case of commercial letters of credit, 50% of the then existing applicable margin for revolving loans which is shared by all lenders participating in that letter of credit, and an additional fronting fee to the issuer of each letter of credit, payable quarterly in arrears.

        Mueller Group is required to repay the term loans in twenty-seven (27) consecutive quarterly instalments equal to $2,625,000 on the last business day of each March, June, September and December, commencing on December 31, 2005, and the remaining amount is payable on the maturity date of the term loans. Principal amounts outstanding under the revolving credit facility will be due and payable in full at maturity on October 4, 2010.

        The term loans are subject to mandatory prepayment:

  •
  with the net cash proceeds of the sale or other disposition of any property or assets of, Mueller Group and its subsidiaries, subject to permitted reinvestments and other specified exceptions;

  •
  with the net cash proceeds received from incurrences of debt by Mueller Group and its subsidiaries, subject to specified exceptions;

  •
  so long as Mueller Group's senior secured leverage ratio (as defined in the senior credit facilities) exceeds 1.50 to 1.00, with 50.0% of excess cash flow, as defined in the senior credit facilities, for each fiscal year, subject to specified exceptions; and

  •
  so long as Mueller Group's senior secured leverage ratio (as defined in the senior credit facilities) exceeds 1.50 to 1.00, with 50% of net cash proceeds received from issuances of equity securities by us, subject to specified exceptions.

        All mandatory prepayment amounts will be applied pro rata to the prepayment of the term loans to reduce the remaining amortization payments.

        Mueller Water Products, Inc., Mueller Group Co-Issuer, Inc. and all of Mueller Group's direct and indirect domestic restricted subsidiaries are guarantors of the senior credit facilities. Mueller Group's obligations under the senior credit facilities are secured by:

  •
  a first priority perfected lien on substantially all of Mueller Group's and the guarantors' existing and after-acquired personal property, a pledge of all of the stock or membership interest of all of the guarantors (other than our stock), Mueller Group's stock and all of the stock or membership interests of all of Mueller Group's existing or future domestic subsidiaries and no more than 65% of the voting stock of any foreign subsidiary held by Mueller Group or a subsidiary guarantor and a pledge of all intercompany indebtedness in favor of Mueller Group or any guarantor;

  •
  first-priority perfected liens on all of Mueller Group's and the guarantors' material existing and after-acquired real property fee interests, subject to customary permitted liens described in the senior credit facilities; and

  •
  a negative pledge on all of our and our restricted subsidiaries' assets, including our intellectual property.

        The senior credit facilities contain customary negative covenants and restrictions on Mueller Group's and its restricted subsidiaries' ability to engage in specified activities, including, but not limited to:

  •
  limitations on other indebtedness, liens, investments and guarantees;

  •
  restrictions on dividends and redemptions of our capital stock and prepayments and redemptions of debt;

  •
  limitations on capital expenditures; and

  •
  restrictions on mergers and acquisitions, sales of assets, sale and leaseback transactions and transactions with affiliates.

        The senior credit facilities also contain financial covenants requiring Mueller Group to maintain:

  •
  a minimum coverage of interest expense;

  •
  a maximum consolidated leverage ratio; and

  •
  a maximum consolidated senior secured leverage ratio.

        Borrowings under the revolving credit facility are subject to significant conditions, including compliance with the financial ratios included in the 2005 Mueller Credit Agreement and the absence of any material adverse change. See "Risk Factors—Restrictive covenants in our debt instruments may adversely affect us."

        The 2005 Mueller Credit Agreement also contains certain customary affirmative covenants and events of default. Mueller's failure to comply with the covenants in the 2005 Mueller Credit Agreement could result in an event of default, which, if not cured, amended, or waived, could result in its senior indebtedness becoming immediately due and payable. If the intended Mueller IPO is completed, we intend to use a portion of the net proceeds to repay term loans under the 2005 Mueller Credit Agreement.

Senior Discount Notes

        On April 29, 2004, Predecessor Mueller sold units consisting of $1,000 principal amount at maturity of senior discount notes due 2014, and warrants to purchase shares of its Class A common stock, for gross proceeds of approximately $110.1 million. In connection with the Acquisition of Predecessor Mueller by Walter Industries in October 2005, all warrants were converted into a right to receive cash and are no longer outstanding. The notes accrete at a rate of 14 3/4% and compound semi-annually to April 2009 to a principal amount at maturity of $223.0 million. Interest is payable in cash semi-annually in arrears thereafter on April 15 and October 15 of each year. The notes are senior unsecured obligations but they effectively rank junior to all liabilities of Mueller's subsidiaries.

        Except as provided below, the notes are not redeemable at Mueller's option prior to April 15, 2009. Thereafter, the notes will be subject to redemption at Mueller's option, in whole or from time to time in part, upon not less than 30 nor more than 60 days' notice, in cash at an initial redemption price equal to 107.375% of the accreted value declining ratably to par in 2012 and thereafter plus accrued and unpaid interest, thereon to the applicable redemption date.

        In addition, on or prior to April 15, 2007, Mueller may redeem in the aggregate up to 35% of the aggregate principal amount of the notes from time to time originally issued with the net cash proceeds of one or more public equity offerings, at a redemption price (expressed as a percentage of accreted value on the redemption date) of 114.75% plus accrued and unpaid interest to the redemption date.

        If the intended Mueller IPO is completed, we expect to use a portion of the net proceeds to redeem a portion of the senior discount notes and to pay the premium associated with such redemption.

        Holders have the option of requiring Mueller to repurchase the notes upon a change of control at a repurchase price equal to 101% of the accreted value of the notes plus accrued interest, if any, to the date of the repurchase. In addition, to the extent that Mueller does not reinvest the proceeds of specified asset sales in its business or use those proceeds to repay indebtedness, Mueller will be required to use the proceeds to make an offer to repurchase the notes at a repurchase price equal to the accreted value of the notes plus accrued interest.

        The indenture governing the notes restricts Mueller's ability and the ability of its restricted subsidiaries to:

  •
  incur additional indebtedness and issue preferred stock;

  •
  create liens;

  •
  engage in sale-leaseback transactions;

  •
  pay dividends or make distributions in respect of capital stock;

  •
  purchase or redeem capital stock;

  •
  make investments or restricted payments;

  •
  enter into agreements that restrict the ability of our subsidiaries to make dividends or loans, transfer assets or repay debt to Mueller;

  •
  sell assets;

  •
  enter into transactions with affiliates; or

  •
  effect a consolidation or merger.

        The notes include customary events of default, including failure to pay principal and interest on the notes, a failure to comply with covenants, a failure by Mueller or its restricted subsidiaries to pay material judgments or indebtedness and bankruptcy and insolvency events with respect to Mueller and its restricted subsidiaries.

Senior Subordinated Notes

        On April 23, 2004, Mueller Group, a subsidiary of Mueller, issued $315.0 million aggregate principal amount of 10% subordinated senior notes which will mature on May 1, 2012. Interest on the subordinated notes is payable in cash on May 1 and November 1 of each year, beginning on November 1, 2004.

        The senior subordinated notes are subject to redemption, in whole or in part, at Mueller Group's option, at any time on or after May 1, 2008 upon not less than 30 nor more than 60 days notice, in cash, at the redemption prices set forth below plus accrued and unpaid interest, thereon to the applicable redemption date, if redeemed during the twelve month period commencing on May 1 of the years set forth below:

Period	Redemption Price
2008	105.000%
2009	102.500%
2010 and thereafter	100.000%

        In addition, prior to May 1, 2007, Mueller Group may redeem up to 35% of the aggregate principal amount of the senior subordinated notes originally issued at a redemption price of 110.000% of the principal amount thereof, plus accrued and unpaid interest with the proceeds of public equity offerings.

        If the intended Mueller IPO is completed, we expect to use a portion of the net proceeds to redeem a portion of the senior subordinated notes and to pay accrued interest and premium associated with such redemptions.

        Holders have the option of requiring Mueller Group to repurchase the senior subordinated notes upon a change of control at a repurchase price equal to 101% of the principal amount plus accrued interest, if any, to the date of the repurchase. In addition, to the extent that Mueller Group does not reinvest the proceeds in excess of $10.0 million of specified asset sales in its business or use those proceeds to repay indebtedness, it will be required to use the proceeds to make an offer to repurchase the senior subordinated notes at a repurchase price equal to 101% of the aggregate principal amount of the senior subordinated notes plus accrued and unpaid interest.

        The senior subordinated notes are jointly and severally guaranteed on an unsecured, senior subordinated basis by all of Mueller Group's existing domestic restricted subsidiaries and all future wholly-owned domestic restricted subsidiaries that guarantee the 2005 Mueller Credit Agreement.

        The indenture governing the senior subordinated notes restricts the ability of Mueller Group and its subsidiaries to, among other things:

  •
  incur additional indebtedness and issue preferred stock;

  •
  create liens;

  •
  engage in sale-leaseback transactions;

  •
  pay dividends or make distributions in respect of capital stock, including dividends to us;

  •
  purchase or redeem capital stock;

  •
  make investments or restricted payments;

  •
  enter into agreements that restrict the ability of its subsidiaries, to make dividends or loans, transfer assets or repay debt to Mueller Group;

  •
  sell assets;

  •
  enter into transactions with affiliates, including us; or

  •
  effect a consolidation or merger.

        The senior subordinated notes include customary events of default, including failure to pay principal and interest on the senior subordinated notes, a failure to comply with covenants, a failure by Mueller Group or its restricted subsidiaries to pay material judgments or indebtedness and bankruptcy and insolvency events with respect to Mueller Group and its restricted subsidiaries.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

        The following is a summary of certain United States federal income and estate tax consequences of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset by a non-U.S. holder.

        A "non-U.S. holder" means a beneficial owner of our common stock (other than a partnership) that is not for United States federal income tax purposes any of the following:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, "controlled foreign corporation," "passive foreign investment company", a dealer in securities or currencies, a bank, an insurance company, a tax-exempt entity, a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings, a person holding shares of our common stock as part of a hedging, integrated constructive sale or conversion transaction or a straddle, or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

        If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

        If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

        Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

        A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

        Any gain realized on the disposition of our common stock generally will not be subject to United States federal income tax unless:

  •
  the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

  •
  we are or have been a "United States real property holding corporation" for United States federal income tax purposes.

        An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

        We have not determined whether we are a "United States real property holding corporation" for United States federal income tax purposes. If we are or become a "United States real property holding corporation," so long as our common stock continues to be regularly traded on an established securities market, only a non-U.S. holder who holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder's holding period) more than 5% of our common stock will be subject to United States federal income tax on the disposition of our common stock.

Federal Estate Tax

        Common stock held by an individual non-U.S. holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

        We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

        A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

        Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

PLAN OF DISTRIBUTION

        We may sell the shares of our common stock in any of three ways (or in any combination):

  •
  through underwriters or dealers;

  •
  directly to a limited number of purchasers or to a single purchaser; or

  •
  through agents.

        The prospectus supplement will set forth the terms of the offering of such shares, including

  •
  the name or names of any underwriters, dealers or agents and the amounts of shares underwritten or purchased by each of them, and

  •
  the initial public offering price of the shares and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

        Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        We may effect the distribution of the shares from time to time in one or more transactions either:

  •
  at a fixed price or at prices that may be changed;

  •
  at market prices prevailing at the time of sale;

  •
  at prices relating to such prevailing market prices; or

  •
  at negotiated prices.

        If underwriters are used in the sale of any shares, the shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The shares may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters' obligations to purchase the shares will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the shares if they purchase any of the shares (other than any shares purchased upon exercise of any over-allotment option).

        We may sell the shares through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the shares and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction, the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

        Any underwriters, broker-dealers and agents that participate in the distribution of the shares may be deemed to be "underwriters" as defined in the Securities Act of 1933, as amended (the "Securities Act"). Any commissions paid or any discounts or concessions allowed to any such persons, and any profits they receive on resale of the shares, may be deemed to be underwriting discounts and commissions under the Securities Act. We will identify any underwriters or agents and describe their compensation in a prospectus supplement. Maximum compensation to any underwriters, dealers or agents will not exceed 8% of the maximum aggregate offering proceeds.

        Underwriters or agents may purchase and sell the shares in the open market. These transactions may include over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the shares and are permitted so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. The underwriters or agents also may impose a penalty bid, which permits them to reclaim selling concessions allowed to syndicate members or certain dealers if they repurchase the shares in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the shares, which may be higher than the price that might otherwise prevail in the open market. These activities, if begun, may be discontinued at any time. These transactions may be effected on any exchange on which the shares are traded, in the over-the-counter market or otherwise.

        Our common stock is listed on the New York Stock Exchange under the symbol "WLT."

        Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof.

        Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

        The specific terms of the lock-up provisions in respect of any given offering of common stock will be described in the applicable accompany prospectus supplement.

VALIDITY OF THE SHARES

        The validity of the shares of common stock to be sold hereunder will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

        The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Walter Industries, Inc. for the year ended December 31, 2004, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Walter Industries, Inc.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.*

Estimated Amounts
Securities and Exchange Commission registration fee	$20,000
Printing and engraving expenses	$20,000
Legal fees and expenses	$200,000
Accountants' fees and expenses	$150,000
Miscellaneous	$60,000
Total	$450,000

*
Except for the Securities and Exchange Commission registration fee, all fees and expenses are estimated. All of the above fees and expenses will be borne by the Company.

Item 15. Indemnification of Directors and Officers

        Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action or suit by or in the right of the corporation under the same conditions, except that the indemnity may only include expenses (including attorneys' fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit and no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

        The Amended and Restated Certificate of Incorporation (the "Charter") of Walter Industries, Inc. (the "Company") provides that, to the fullest extent permitted by applicable law, the Company shall indemnify any current or former director, officer, employee or agent against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such indemnified party in connection with any threatened, pending or completed action, suit or proceeding, to which such indemnified party was or is a party or is threatened to be made a party by reason of such indemnified party's position with the Company or by reason of the fact that such indemnified party is or was serving, at the request of the Company, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by the laws of the State of Delaware. Such indemnification shall continue after an individual ceases to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person. In addition, the Charter provides that the Company shall, from time to time, reimburse or advance to any current or former director or officer or other person entitled to indemnification hereunder the funds necessary for payment of defense expenses as incurred.

        Article IV of the By-Laws of the Company provides for indemnification of its officers and directors to the fullest extent permitted by Section 145 of the DGCL. Article IV of the By-Laws also provides that the Corporation shall, from time to time, advance to any current or former director or officer or other person entitled to indemnification under the By-Laws the funds necessary for payment of defense expenses incurred.

        Section 102(b)(7) of the DGCL provides that a Delaware corporation may eliminate or limit the personal liability of a director to a Delaware corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL relating to the unlawful payment of a dividend or an unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit.

        Article 6 of the Charter of the Company provides for the elimination of personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except as otherwise provided by the DGCL.

        The Company has entered into a Directors and Officers Indemnification Agreement with certain directors which provides that directors and officers shall be indemnified to the fullest extent permitted by applicable law and obligates the Company to indemnify the directors and officers of the Company (a) if any director or officer is or may become a party to any proceeding against all expenses reasonably incurred by such director or officer in connection with the defense or settlement of such proceeding, but only if such director or officer acted in good faith and in a manner which such director or officer reasonably believed to be in or not opposed to the best interests of the Company, and in the case of a criminal action or proceeding, in addition, only if such director or officer had no reasonable cause to believe that his or her conduct was unlawful, (b) if a director or officer is or may become a party to any proceeding by or in the name of the Company to procure a judgment in its favor against all expenses reasonably incurred by such director or officer in connection with the defense or settlement of such proceeding, but only if such director or officer acted in good faith and in a manner which such director or officer reasonably believed to be in or not opposed to the best interests of the Company, except no indemnification for expenses need be made in respect of any claim in which such director or officer shall have been adjudged liable to the Company unless a court in which the proceeding is brought determines otherwise and (c) if a director or officer has been successful on the merits or otherwise in defense of any proceeding or claim.

        The indemnification rights conferred by the Charter of the Company are not exclusive of any other right to which a person seeking indemnification may otherwise be entitled. The Company may also provide liability insurance for the directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers.

Item 16. Exhibits and Financial Statement Schedules.

        A list of exhibits filed with the registration statement on Form S-3 is set forth in the Exhibit Index and is incorporated into this Item 16 by reference.

Item 17. Undertakings.

        The undersigned Registrant hereby undertakes:

        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be this initial bona fide offering thereof.

        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

  (A)
  Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

  (B)
  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

        That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i)
  Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

  (ii)
  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

  (iii)
  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

  (iv)
  Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

        That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tampa, state of Florida, on February 15, 2006.

WALTER INDUSTRIES, INC.
By:	/s/ GREGORY E. HYLAND
	Name:	Gregory E. Hyland
	Title:	Chairman, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dated indicated.

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Victor P. Patrick his attorney-in-fact, with the power of substitution, for him in any and all capacities to sign any and all amendments to this registration statement (including post-effective statements), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signatures	Title	Date

/s/ GREGORY E. HYLAND Gregory E. Hyland	Chairman, President and Chief Executive Officer	February 15, 2006
/s/ WILLIAM F. OHRT William F. Ohrt	Executive Vice President, Chief Financial Officer and Chief Accounting Officer	February 15, 2006
/s/ DONALD N. BOYCE Donald N. Boyce	Director	February 15, 2006
/s/ HOWARD L. CLARK, JR. Howard L. Clark, Jr.	Director	February 15, 2006

/s/ JERRY W. KOLB Jerry W. Kolb	Director	February 15, 2006
/s/ JOSEPH B. LEONARD Joseph B. Leonard	Director	February 15, 2006
/s/ MARK J. O'BRIEN Mark J. O'Brien	Director	February 15, 2006
/s/ BERNARD G. RETHORE Bernard G. Rethore	Director	February 15, 2006
/s/ NEIL A. SPRINGER Neil A. Springer	Director	February 15, 2006
/s/ MICHAEL T. TOKARZ Michael T. Tokarz	Director	February 15, 2006

EXHIBIT INDEX

Exhibit Number		Description
1.1	*	Form of Underwriting Agreement.
3.1
Amended and Restated Certificate of Incorporation of Walter Industries, Inc. (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed by the Company with the Commission for the period ending on April 22, 2004).
3.2		Amended and Restated By-Laws (incorporated by reference to Exhibit 3(ii) to the Quarterly Report on Form 10-Q filed by the Company with the Commission for the quarter ended September 30, 2005).
4.1		Form of Specimen Certificate for Registrant's Common Stock (incorporated by reference to Exhibit 4(b) to Registration Statement on Form S-1 filed by the Company (No. 033-59013)).
5.1		Opinion of Simpson Thacher & Bartlett LLP.
23.1		Consent of PricewaterhouseCoopers LLP.
23.2		Consent of PricewaterhouseCoopers LLP.
23.3		Consent of Simpson Thacher & Bartlett LLP (included as part of the opinion of Simpson Thacher & Bartlett LLP filed as Exhibit 5.1 hereto).
24.1		Power of Attorney (included on signature page).

*
To be filed by amendment or by a Current Report on Form 8-K and incorporated by reference.

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TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
OUR COMPANY
RISK FACTORS
USE OF PROCEEDS
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF INDEBTEDNESS
CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS
PLAN OF DISTRIBUTION
VALIDITY OF THE SHARES
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers
  Item 16. Exhibits and Financial Statement Schedules.
  Item 17. Undertakings.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX